Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ANALOGIC CORPORATION,

CANTON MERGER CORPORATION,

COPLEY CONTROLS CORPORATION,

THE PRINCIPAL SHAREHOLDERS OF COPLEY

CONTROLS CORPORATION NAMED HEREIN,

THE ADDITIONAL SHAREHOLDERS OF COPLEY

CONTROLS CORPORATION NAMED HEREIN

and

MATTHEW LORBER,

AS SECURITYHOLDERS’ REPRESENTATIVE

Dated as of March 5, 2008

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	2.17.	Intellectual Property	28

	2.18.	Real Property	34

	2.19.	Absence of Certain Developments	34

	2.20.	Accounts Receivable	34

	2.21.	Inventory	35

	2.22.	Insurance	35

	2.23.	Customers and Suppliers	35

	2.24.	Warranties	36

	2.25.	Books and Records	36

	2.26.	Powers of Attorney	37

	2.27.	Certain Business Relationships With Affiliates	37

	2.28.	Prepayments, Prebilled Invoices and Deposits	37

	2.29.	Government Contracts	37

	2.30.	Disclosure	38

	2.31.	Representations of the Principal Shareholders	38

3.	Representations of the Buyer and Merger Sub		39

	3.1.	Organization and Power	40

	3.2.	Authorization of Transaction; Enforceability	40

	3.3.	No Breach	40

	3.4.	Broker Fees	40

	3.5.	Funding	40

4.	Covenants		41

	4.1.	Access to Management, Properties and Records	41

	4.2.	Public Announcements	41

	4.3.	Conduct of Business	41

	4.4.	Absence of Material Changes	42

	4.5.	Reasonable Efforts	43

	4.6.	Hart-Scott-Rodino Act Filings	44

	4.7.	Special Shareholder Meeting	44

	4.8.	Exclusivity	45

	4.9.	Employees	45

	4.10.	Notice of Breaches	46

	4.11.	Contact with Customers and Suppliers	47

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	4.12.	Indemnification of Directors and Officers	47

	4.13.	Dividend Prior to Closing	47

5.	Conditions to Closing		47

	5.1.	Conditions to Each Party’s Obligation to Close	47

	5.2.	Conditions to the Obligations of Buyer and Merger Sub	48

	5.3.	Conditions to Obligations of the Company	50

6.	Indemnification		51

	6.1.	Survival of Representations	51

	6.2.	By the Securityholders	51

	6.3.	By the Buyer	53

	6.4.	Claims for Indemnification	53

	6.5.	Defense	54

	6.6.	Limits	55

	6.7.	Exclusive Remedy	56

7.	Tax Matters		56

	7.1.	Agreements Concerning Certain Tax Matters	56

	7.2.	Tax Indemnification by the Company Securityholders	58

	7.3.	Allocation of Certain Taxes	59

	7.4.	Termination of Tax-Sharing Agreements	59

	7.5.	Scope of Section 7	60

8.	Termination of Agreement		60

	8.1.	Termination by Lapse of Time	60

	8.2.	Termination by Agreement of the Parties	60

	8.3.	Termination by the Buyer for Breach	60

	8.4.	Termination by the Company for Breach	60

	8.5.	Termination by Order	60

	8.6.	Termination for Failure to Obtain Shareholder Approval	60

	8.7.	Availability of Remedies at Law	61

9.	Miscellaneous		61

	9.1.	Expenses	61

	9.2.	Notices	61

	9.3.	Successors and Assigns	62

	9.4.	Entire Agreement; Amendments; Attachments	62

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9.5.	Severability	63

9.6.	No Third-Party Beneficiaries	63

9.7.	Governing Law; Submission to Jurisdiction	63

9.8.	Section Headings	64

9.9.	Counterparts	64

9.10.	Securityholders’ Representative	64

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Exhibits

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Non-Competition Agreement (Certain Shareholders)
Exhibit C	Form of Non-Competition Agreement (Certain Employees)
Exhibit D	Form of Proprietary Information and Invention Assignment Agreement
Exhibit E	Form of Voting Agreement
Exhibit F	Form of Option Cancellation Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Legal Opinion of Edwards Angell Palmer & Dodge LLP

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) made as of the 5th day of March, 2008 by and among (i) Analogic Corporation, a Massachusetts corporation (the “Buyer”), (ii) Canton Merger Corporation, a Massachusetts corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), (iii) Copley Controls Corporation, a Massachusetts corporation (the “Company”), (iv) the shareholders of the Company listed on Schedule A (each a “Principal Shareholder” and, collectively, the “Principal Shareholders”), each of which is a party to this Agreement by his, her or its signature set forth on the signature page hereto, (v) the shareholders of the Company listed on Schedule B (each an “Additional Shareholder” and, collectively, the “Additional Shareholders”), each of whom has entered into a Joinder Agreement in the form attached hereto as Exhibit A for purposes of being bound by Sections 6 and 9 of this Agreement, and (vi) Matthew Lorber, as Securityholders’ Representative (as defined in Section 1.8(c)).

The parties wish to effect the acquisition of the Company by the Buyer through a merger of Merger Sub into the Company (the “Merger”) on the terms and conditions hereof. Concurrently with the execution of this Agreement, and as an inducement to the Buyer entering into this Agreement, (a) each of the Shareholders (as defined in Section 1.8(a)) listed on Schedule C has entered into a non-competition agreement substantially in the form attached hereto as Exhibit B, (b) each of the employees of the Company listed on Schedule D has entered into a non-competition agreement substantially in the form attached hereto as Exhibit C, (c) each of the employees of the Company listed on Schedule E has entered into a proprietary information and invention assignment agreement in the form attached hereto as Exhibit D, and (d) the Principal Shareholders have entered into a voting agreement with the Buyer in the form attached hereto as Exhibit E with respect to, among other things, the approval of this Agreement and the Merger (the “Voting Agreement”).

The parties intend that, within five (5) business days following the execution of this Agreement, the Company shall mail a written proxy or information statement to its shareholders for purposes of convening a special meeting of shareholders to approve this Agreement and the Merger.

In consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. The Merger.

1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Massachusetts Business Corporation Act (Chapter 156D of the Massachusetts General Laws) (the “MBCA”), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the Commonwealth of Massachusetts.

1.2. Effective Time of the Merger; Closing. The Merger shall become effective at the date and time (the “Effective Time”) when the articles of merger (the “Articles of

Merger”) shall have been duly executed and filed in accordance with the MBCA, or at such other time as is specified in the Articles of Merger in accordance with the MBCA, which Articles of Merger shall be filed, unless otherwise agreed in writing by the parties, on the date (the “Closing Date”) that is three (3) business days after the satisfaction or waiver, if permissible, of the last of the conditions set forth in Section 5 hereof (excluding conditions that are intended to be satisfied at the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions). The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, at 10:00 a.m. local time on the Closing Date and shall be deemed effective as of 11:59 p.m. local time on such date.

1.3. Articles of Organization. Subject to Section 4.12, the articles of organization of the Company shall, by virtue of the Merger, be amended and restated in their entirety to read as the articles of organization of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation set forth therein shall be changed to “Copley Controls Corporation” and the provision in the articles of organization of Merger Sub naming its incorporator shall be omitted and, as so amended, shall be the articles of organization of the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.

1.4. By-laws. Subject to Section 4.12, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that the name of the Surviving Corporation set forth therein shall be changed to “Copley Controls Corporation,” until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.

1.5. Board of Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s articles of organization and by-laws. The statutory officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the statutory officers of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s articles of organization and by-laws.

1.6. Merger Consideration; Adjustments.

(a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Adjustment Amount” means the sum of (A) the difference of the Closing Date Working Capital Amount minus the Projected Closing Date Working Capital Amount, plus (B) the difference of the Projected Closing Date Debt Amount minus the Closing Date Debt Amount.

(ii) “Baseline Working Capital Amount” means sixteen million two hundred thousand dollars ($16,200,000).

(iii) “Closing Date Debt Amount” means the aggregate indebtedness of the Company (on a consolidated basis) as of the close of business on the Closing Date as determined pursuant to Section 1.6(c) below.

(iv) “Closing Date Working Capital Amount” means, in each case as of the Closing Date, the amount that is equal to the difference between (x) the current assets of the Company (on a consolidated basis), excluding any cash and cash equivalents to be distributed by the Company to the Securityholders (as defined in Section 1.8(b)) pursuant to Section 4.13, minus (y) the current liabilities of the Company (on a consolidated basis), other than the current portion of any indebtedness to the extent included in the Closing Date Debt Amount, minus (z) any unpaid Transaction Expenses that are not otherwise included in current liabilities, in each case as reflected on the Closing Date Balance Sheet as determined pursuant to Section 1.6(c) below. The Closing Date Working Capital Amount shall be calculated in accordance with generally accepted accounting principles (“GAAP”) applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP). In addition to, and notwithstanding, the foregoing, for purposes of calculating the Closing Date Working Capital Amount, current liabilities of the Company shall include a reserve in the amount of any corporate (or other entity-level) Taxes (as defined in Section 2.11(r)) payable by the Company as a result of the transactions contemplated by this Agreement. An example of the calculation of the Closing Date Working Capital Amount (based on the Company’s consolidated balance sheet as of the Unaudited Balance Sheet Date (as defined in Section 2.6 below) and calculated in accordance with this definition of the Closing Date Working Capital Amount) is attached as Schedule 1.6(a)(iv).

(v) “Merger Consideration” means the amount equal to the sum of (i) sixty-eight million seven hundred fifty thousand dollars ($68,750,000), plus (ii) the aggregate exercise price of all Options (as defined in Section 1.7(a)) outstanding as of the Closing Date, plus (iii) the aggregate principal amount of all Shareholder Loans (as defined in Section 2.4) outstanding as of the Closing Date, plus any accrued and unpaid interest thereon through and including the Closing Date, minus (iv) the Projected Closing Date Debt Amount, plus (v) the amount, if any, by which the Projected Closing Date Working Capital Amount exceeds the Baseline Working Capital Amount, minus (vi) the amount, if any, by which the Projected Closing Date Working Capital Amount is less than the Baseline Working Capital Amount.

(vi) “Projected Closing Date Debt Amount” means the Company’s best estimate of the Closing Date Debt Amount delivered pursuant to Section 1.6(b).

(vii) “Projected Closing Date Working Capital Amount” means the Company’s best estimate of the Closing Date Working Capital Amount delivered pursuant to Section 1.6(b).

(viii) “Transaction Expenses” means (i) the fees and disbursements of counsel to the Company or any of its independent accountants, investment bankers or brokers or other advisors in connection with the transactions contemplated hereby to the extent payable by the Company, (ii) any expenses incurred by the Company at or prior to the Closing in connection with the transactions contemplated hereby, (iii) any stay-bonus, transaction completion bonus or other similar payment made or required to be made to employees of the Company or CMS as a result of the transactions contemplated hereby, including, without limitation, (A) the transaction completion bonuses to be paid on the Closing Date to those key employees of the Company and CMS, and in the amounts and on the terms, set forth in the letter delivered by the Company to the Buyer on the date hereof, and (B) the transaction completion bonus to be paid on the Closing Date to each full-time employee of the Company and CMS in an amount equal to one week of such employee’s gross salary or wages (excluding overtime and other non-recurring salary or wages), but excluding payments made as a result of contracts made by the Surviving Corporation following the Closing or by the Buyer, (iv) any and all amounts due, payable or incurred under or with respect to the DataSite Service Agreement, dated as of September 2005, as amended on May 4, 2007, between Merrill Communications LLC and the Company, and (v) any and all amounts due and payable to Canaccord Adams Inc. (formally known as Adams Harkness, Inc.), or payable by the Company under any agreements between Adams Harkness, Inc. and the Company, including the letter agreement dated September 28, 2004, as amended by letters on September 22, 2005, January 12, 2006, June 26, 2006, August 30, 2006, May 17, 2007 and January 31, 2008.

(b) Closing Date Adjustment. At least five (5) business days before the Closing Date, the Company shall deliver to the Buyer a certificate setting forth the Projected Closing Date Working Capital Amount, together with the Projected Closing Date Debt Amount and the total amount of unpaid Transaction Expenses that are not otherwise included in current liabilities and a list of all persons to whom such unpaid Transaction Expenses are owed and the amount owed to each. The Projected Closing Date Working Capital Amount and the Projected Closing Date Debt Amount shall be prepared in accordance with the provisions relating to the preparation of the Closing Date Working Capital Amount and the Closing Date Debt Amount set forth in Section 1.6(c). The Projected Closing Date Working Capital Amount shall be accompanied by all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer.

(c) Post-Closing Adjustment and Determination. Within sixty (60) calendar days after the Closing Date, the Buyer will prepare and deliver to the Securityholders’ Representative a balance sheet (the “Closing Date Balance Sheet”) and computations of the Closing Date Working Capital Amount and the Closing Date Debt Amount. The Closing Date Balance Sheet shall be prepared in a manner consistent with the preparation of the balance sheet included in Schedule 1.6(a)(iv), using the same accounting principles, practices, procedures, policies and methods, and using consistent classifications, judgments, and valuation and estimation methodologies, and in accordance with GAAP applied consistently with the Company’s past practices (in each case, to the extent such accounting principles, practices, procedures, policies, methods, classifications, judgments, valuation and estimation methodologies and past practices are consistent with GAAP), except that the Closing Date Balance Sheet may exclude all footnotes; provided, however, that for the avoidance of doubt, all Transaction Expenses incurred by the Company to the extent not paid by the Company at or prior to the Closing shall be accrued as a current liability on the Closing Date Balance Sheet whether or not such an accrual would be required in accordance with GAAP or the Company’s historical financial accounting practices. The Buyer will make available to the Securityholders’ Representative such records and work papers used in preparing the Closing Date Balance Sheet as the Securityholders’ Representative may reasonably request for the purpose of reviewing the Closing Date Balance Sheet. If the Securityholders’ Representative disagrees with the computation of the Closing Date Working Capital Amount, the Closing Date Debt Amount or the items reflected on the Closing Date Balance Sheet, the Securityholders’ Representative may, within thirty (30) calendar days after receipt of the Closing Date Balance Sheet, deliver a written notice (an “Objection Notice”) on behalf of the Securityholders to the Buyer setting forth the Securityholders’ Representative’s calculation of any such amounts or items and a reasonably detailed description of its objections. If the Securityholders’ Representative does not deliver an Objection Notice within such thirty (30) calendar day period, then the Closing Date Working Capital Amount and the Closing Date Debt Amount shall be deemed to be finally determined as calculated by the Buyer. If the Securityholders’ Representative timely delivers an Objection Notice to the Buyer, the Securityholders’ Representative and the Buyer will use commercially reasonable efforts to resolve any disagreement as to the computation of the Closing Date Working Capital Amount or the Closing Date Debt Amount, as the case may be, as soon as practicable, but if they can not reach a final resolution within twenty (20) calendar days after the Buyer has received the Objection Notice, the Buyer and the Securityholders’ Representative on behalf of the Securityholders will jointly retain KPMG International or, if KPMG International is unable or unwilling to serve, another independent accounting firm of recognized national standing (the “Firm”) to resolve their disagreement. If the Buyer and the Securityholders’ Representative are unable to agree on the choice of the Firm, then the Firm will be an independent accounting firm of recognized national standing selected by lot (after excluding one firm designated by the Buyer and one firm designated by the Securityholders’ Representative). The Buyer and the Securityholders’ Representative will direct the Firm to render a determination within thirty (30) calendar days of its retention and the Buyer and the Securityholders’ Representative will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts set forth in the Objection Notice that the Buyer and the Securityholders’ Representative are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination will be based on such review as the Firm deems necessary to make its determination, and on the definition of the Closing Date Working Capital Amount included herein. The determination of the Closing Date Working Capital Amount and the Closing Date Debt Amount by the Firm will be conclusive and binding upon the Buyer and the Securityholders. The Buyer and the Securityholders shall share equally the costs and expenses of the Firm related to the Closing Date Balance Sheet or the Closing Date Working Capital Amount, provided that (i) the portion of such costs and expenses payable by the Securityholders shall be paid out of the Securityholders’ Representative Escrow Funds (as defined in Section 1.8(c)) and (ii) if the Firm determines that one such party has adopted a position or positions with respect to the Closing Date Balance Sheet or the calculation of the Closing Date Working Capital Amount that is frivolous or clearly without merit, the Firm may, in its discretion, assign a greater portion of any such fees and expenses to such party.

1.7. Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Merger Sub or the Company:

(a) Common Stock. Each share of common stock, no par value, of the Company (the “Common Stock”) outstanding immediately prior to the Effective Time, other than shares held by any subsidiary of the Company and Dissenting Shares (as defined in Section 1.10 below), shall be converted into and become the right to receive an amount in cash equal to (i) the Merger Consideration plus the Adjustment Amount, if positive, or minus the Adjustment Amount, if negative, divided by (ii) the sum of (A) the aggregate number of shares of Common Stock issued and outstanding at the Effective Time plus (B) the aggregate number of additional shares of Common Stock that would be issued and outstanding if all options to purchase Common Stock outstanding immediately prior to the Effective Time (the “Options”) were exercised (such sum in this clause (ii) being referred to herein as the “Fully Diluted Shares Outstanding”). The amount payable to any holder of Common Stock shall be reduced by the aggregate principal amount and accrued and unpaid interest through and including the Closing Date with respect to any Shareholder Loans owed by such holder. The Company shall deliver to the Buyer prior to the Closing an agreement from each such holder of a Shareholder Loan agreeing to such reduction.

(b) Options. Each Option outstanding immediately prior to the Effective Time shall, pursuant to the agreement in the form attached hereto as Exhibit F (the “Option Cancellation Agreement”), be converted into and become the right to receive an amount per share of Common Stock issuable upon exercise of such Option in cash equal to (i) (A) the Merger Consideration plus the Adjustment Amount, if positive, or minus the Adjustment Amount, if negative, divided by (B) the Fully Diluted Shares Outstanding, minus (ii) the per share exercise price of such Option.

(c) Certain Shares. Each share of Common Stock held at the Effective Time by a subsidiary of the Company shall be canceled and no payment shall be made with respect thereto.

(d) Dissenting Shares. All Dissenting Shares shall be handled in accordance with Section 1.10.

(e) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made. Until surrendered in accordance with Section 1.9 and subject to Section 1.10, each certificate evidencing shares of Common Stock shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only a right to receive that portion of the Merger Consideration into which the shares of Common Stock evidenced thereby shall have been so converted pursuant to this Section 1.7.

(f) Merger Sub. Each share of common stock of Merger Sub, no par value per share, outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

1.8. Delivery of Merger Consideration and Escrow Funds.

(a) The Buyer shall deliver or cause to be delivered, in accordance with Section 1.9, to the holders of Common Stock immediately prior to the Effective Time, other than any subsidiary of the Company and holders of Dissenting Shares (the “Shareholders”), an amount equal to (i) the aggregate Merger Consideration, minus (ii) the aggregate amount payable pursuant to Section 1.8(b) (before deducting the aggregate per share exercise prices of such Options and any withholding Taxes pursuant to Section 1.11), minus (iii) the aggregate amount deposited in escrow pursuant to Section 1.8(c), minus (iv) the aggregate principal amount and accrued and unpaid interest through and including the Closing Date with respect to any Shareholder Loans, minus (v) any withholding Taxes pursuant to Section 1.11.

(b) Provided that prior to the Effective Time the Company has, to the reasonable satisfaction of the Buyer, taken all actions necessary to effectuate such payments, at the Effective Time or otherwise promptly thereafter, the Buyer shall cause the Surviving Corporation to deliver to each holder of an Option outstanding immediately prior to the Effective Time (an “Optionholder,” and, together with a Shareholder, a “Securityholder”) who has delivered to the Buyer a signed Option Cancellation Agreement, an amount per share of Common Stock issuable upon exercise of such Option in cash equal to (i) (A) the Merger Consideration minus the aggregate amount deposited in escrow pursuant to Section 1.8(c), divided by (B) the Fully Diluted Shares Outstanding, minus (ii) the per share exercise price of such Option, minus (iii) any withholding Taxes pursuant to Section 1.11.

(c) At the Effective Time, the Buyer shall deliver or cause to be delivered to Boston Trust & Investment Management Company (the “Escrow Agent”) amounts in cash equal to (i) eight million seven hundred fifty thousand dollars ($8,750,000) of the Merger Consideration (the “Escrow Funds”), to be held in escrow pursuant to the provisions of an escrow agreement substantially in the form attached hereto as Exhibit G (the “Escrow Agreement”), as security for the Securityholders’ indemnification obligations under Sections 6 and 7.2, (ii) one million dollars ($1,000,000) of the Merger Consideration (the “Working Capital Escrow Funds”), to be held in escrow pursuant to the provisions of the Escrow Agreement to provide for any payment to the Buyer pursuant to Sections 1.6(c) and 1.8(d), and (iii) one million dollars ($1,000,000) of the Merger Consideration (the “Securityholders’ Representative Escrow Funds”), to be held in escrow pursuant to the provisions of the Escrow Agreement to provide for the expenses of the Securityholders’ Representative hereunder and under the Escrow Agreement.

(d) If the Adjustment Amount is determined to be positive following a final determination of the Closing Date Balance Sheet pursuant to Section 1.6(c), within five (5) business days after the final determination thereof, the Buyer shall, or shall cause the Surviving Corporation to, pay either to the Securityholders’ Representative Escrow Funds (to be managed, used and distributed by the Securityholders’ Representative in accordance with Section 9.10) or to the Securityholders’ Representative for distribution to the Securityholders in accordance with their respective Pro Rata Percentages, or a combination of both, at the election of the Securityholders’ Representative, an amount equal to the Adjustment Amount, and the Buyer and the Securityholders’ Representative shall jointly instruct the Escrow Agent to disburse the Working Capital Escrow Funds either to the Securityholders’ Representative Escrow Funds or to the Securityholders in accordance with their respective Pro Rata Percentages, or a combination of both, at the election of the Securityholders’ Representative. For purposes of this Agreement, “Pro Rata Percentage” shall mean, for each Securityholder, the ratio obtained by dividing (i) the aggregate number of shares of Common Stock held by such Securityholder and/or issuable upon exercise of such Securityholder’s Options, by (ii) the Fully Diluted Shares Outstanding. If the Adjustment Amount is determined to be negative following a final determination of the Closing Date Balance Sheet pursuant to Section 1.6(c), the Buyer, the Surviving Corporation and the Securityholders’ Representative shall jointly issue instructions to the Escrow Agent to release to the Buyer or the Surviving Corporation, at the election of the Buyer, an amount equal to the absolute value of the Adjustment Amount. The absolute value of the Adjustment Amount shall first be paid from the Working Capital Escrow Funds and second from the Escrow Funds. Following such payment, the Buyer and the Securityholders’ Representative shall jointly instruct the Escrow Agent to disburse any remaining Working Capital Escrow Funds to either the Securityholders’ Representative Escrow Funds or to the Securityholders in accordance with their respective Pro Rata Percentages, or a combination of both, at the election of the Securityholders’ Representative.

1.9. Exchange of Certificates.

(a) As soon as practicable after the Effective Time, the Buyer shall send or cause to be sent to each Shareholder a (i) letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such Shareholder’s certificate(s) evidencing shares of Common Stock shall pass, only upon proper delivery of such certificate(s) and (ii) instructions for surrendering such certificate(s) in exchange for the applicable portion of the Merger Consideration. Upon surrender of a Shareholder’s certificate(s) for cancellation together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the Shareholder shall be entitled to receive in exchange therefor an amount in cash equal to (i) (A) the aggregate Merger Consideration, minus (B) the aggregate amount payable pursuant to Section 1.8(b) (before deducting the aggregate per share exercise prices of such Options and any withholding Taxes pursuant to Section 1.11), minus (C) the aggregate amount deposited in escrow pursuant to Section 1.8(c), multiplied by (ii) such Shareholder’s Pro Rata Percentage, minus (iii) the aggregate principal amount and accrued and unpaid interest through and including the Closing Date with respect to any Shareholder Loans owed by such Shareholder, if any, minus (iv) any withholding Taxes pursuant to Section 1.11. No interest will be paid or accrued on any Merger Consideration payable to Shareholders. Notwithstanding anything herein to the contrary, any Shareholder complying with this Section 1.9 at least three (3) business days before Closing shall be paid at Closing by wire transfer of immediately available funds to an account designated by such Shareholder for amounts equal to or greater than $100,000 or by check for amounts less than such amount. Until properly surrendered, each certificate evidencing shares of Common Stock shall be deemed for all purposes to evidence only the right to receive a portion of the Merger Consideration. Holders of certificates shall not be entitled to receive any portion of the Merger Consideration to which they would otherwise be entitled until such certificates are properly surrendered.

(b) It shall be a condition to the right of any person other than the registered holder of a certificate evidencing shares of Common Stock to receive Merger Consideration payable with respect to such certificate that (i) such certificate be transferable and properly assigned, endorsed or otherwise be in proper form for transfer or accompanied by appropriate stock powers and (ii) the person surrendering such certificate shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder or shall establish to the satisfaction of the Buyer that such tax has been paid or is not applicable.

(c) In the event any certificate evidencing shares of Common Stock shall have been lost, stolen or destroyed, the Buyer shall issue or cause to be issued the respective Merger Consideration in exchange for such lost, stolen or destroyed certificate only following delivery by the holder thereof of an affidavit of that fact and such reasonable indemnities against any claim that may be made against the Buyer with respect to the certificate alleged to have been lost, stolen or destroyed. The Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Buyer a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Buyer with respect to the certificate alleged to have been lost, stolen or destroyed.

(d) No distributions that may be payable to Shareholders as of a date on or after the Closing Date, including with respect to the Adjustment Amount or amounts deposited in escrow pursuant to Section 1.8(c), shall be paid to former Shareholders entitled by reason of the Merger to receive Merger Consideration until such Shareholders have surrendered their certificate(s) evidencing shares of Common Stock. Upon such surrender, the Buyer or the Escrow Agent, as applicable, shall pay to the persons in whose name the certificates representing such Common Stock are issued any distributions that are payable to the holders of record of Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender, provided that no such person shall be entitled to receive any interest on such distributions.

1.10. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the Part 13 of Chapter 156D of the MBCA, but only to the extent required thereby, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have properly exercised appraisal rights with respect thereto in accordance with the provisions of the MBCA (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the MBCA. Notwithstanding the foregoing, if, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the MBCA, the shares of Common Stock held by such holder will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, all Dissenting Shares shall only have such rights as are granted by Part 13 of Chapter 156D of the MBCA. Upon the Company’s receipt of any notice of intent to demand payment in accordance with the provisions of Part 13 of the MBCA, or any withdrawal of such notice, the Company shall promptly provide the Buyer with a copy of such notice. The Company shall give the Buyer the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the MBCA. The Company shall not, except with the prior written consent of the Buyer or pursuant to a valid court order, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

1.11. Withholding Rights. Each of the Buyer, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Securityholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of federal, state, local or foreign law, rule or regulation. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder in respect of which such deduction and withholding was made. The Buyer shall also have the right to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Securityholders and any other recipients of payments hereunder.

1.12. Section 338(h)(10) Election.

(a) The Company and each of the Shareholders will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign tax law) with respect to the acquisition of the Shares hereunder (a “Section 338(h)(10) Election”). On or prior to the date hereof, the Shareholders have executed and delivered to the Buyer IRS Form 8023 (and any required attachments) and any similar state, local or foreign tax forms (and any required attachments) required to make the Section 338(h)(10) Election. Within thirty (30) days after the Closing, the Company and the Shareholders will provide the Buyer with any information regarding the Company as is necessary for the Buyer to complete IRS Form 8883 and any supplements thereto. The Buyer shall complete Form 8883 taking into account the Purchase Price Allocation (as defined in Section 1.12(c)). The Buyer shall provide a copy of the completed Form 8883 to the Company and the Shareholders. The Buyer shall be responsible for filing the Form 8023. Each of the Company, the Shareholders and the Buyer shall be responsible for filing the Form 8883 with the appropriate Tax Returns (as defined in Section 2.11(r)).

(b) The Buyer will, within ten (10) business days after the income Tax Return of the Company for the period that includes the Closing Date is filed, pay an amount, as determined below (the “Tax Reimbursement Amount”), either to the Securityholders’ Representative Escrow Funds or to the Securityholders’ Representative, for distribution to the Shareholders in accordance with their respective Modified Pro Rata Percentages (as defined below), or a combination of both, at the election of the Securityholders’ Representative, equal to the lesser of (1) one million eight hundred thousand dollars ($1,800,000) and (2) an amount (the “Grossed-Up Payment Amount”) which, after deduction of all Taxes required to be paid by the Shareholders as a direct result of the receipt of such amount (taking into account any deductions arising therefrom) equals the sum of (A) the excess, if any, of (x) the total amount of all income Taxes (as defined in Section 2.11) imposed on the Shareholders solely by reason of the deemed sale of the Company’s assets and the deemed liquidation of the Company as a result of the Section 338(h)(10) Election (ignoring for this purpose the payment of the Grossed-Up Payment Amount) over (y) the total amount of all income Taxes which would have been required to have been paid by the Shareholders upon any gain the Shareholders would have recognized if the Section 338(h)(10) Election had not been made and the Shareholders had sold the Shares to the Buyer in a fully taxable transaction and (B) the reserve on the Projected Closing Date Balance Sheet in the amount of any corporate (or other entity-level) Taxes imposed on the Company solely by reason of the deemed sale of the Company’s assets as a result of the Section 338(h)(10)

Election. The Shareholders will provide the Buyer with any information that is necessary for the Buyer to calculate the Tax Reimbursement Amount. The Grossed-Up Payment Amount shall be computed by assuming that each Shareholder will be subject to Tax at the highest applicable marginal federal and state income Tax rates in effect for the relevant Tax period for individuals resident in Massachusetts. Computation of the Tax Reimbursement Amount shall be made by the Buyer, and a written notice (the “Tax Reimbursement Notice”) of the results of such computation shall be delivered to the Securityholders’ Representative within seven (7) months after the Closing Date, together with a statement describing in reasonable detail the manner in which such computation was made. The Securityholders’ Representative may, within thirty (30) calendar days after receipt of the Tax Reimbursement Notice, deliver a written notice (a “Tax Reimbursement Objection Notice”) on behalf of the Shareholders to the Buyer setting forth the Securityholders’ Representative’s calculation of the Tax Reimbursement Amount and a reasonably detailed description of its objections. If the Securityholders’ Representative does not deliver a Tax Reimbursement Objection Notice within such thirty (30) calendar day period, then the Tax Reimbursement Amount shall be deemed to be finally determined as calculated by the Buyer. If the Securityholders’ Representative timely delivers a Tax Reimbursement Objection Notice to the Buyer, the Securityholders’ Representative and the Buyer will use commercially reasonable efforts to resolve any disagreement as to the computation of the Tax Reimbursement Amount as soon as practicable, but if they cannot reach a final resolution within twenty (20) calendar days after the Buyer has received the Tax Reimbursement Objection Notice, the Buyer and the Securityholders’ Representative, on behalf of the Shareholders, will jointly retain KPMG International or, if KPMG International is unable or unwilling to serve, another independent accounting firm of recognized national standing (the “Tax Reimbursement Review Firm”) to resolve their disagreement. If the Buyer and the Securityholders’ Representative are unable to agree on the choice of the Tax Reimbursement Review Firm, then the Tax Reimbursement Review Firm will be an independent accounting firm of recognized national standing selected by lot (after excluding one firm designated by the Buyer and one firm designated by the Securityholders’ Representative). The Buyer and the Securityholders’ Representative will direct the Tax Reimbursement Review Firm to render a determination within thirty (30) calendar days after its retention and the Buyer and the Securityholders’ Representative will cooperate with the Tax Reimbursement Review Firm during its engagement. The determination of the Tax Reimbursement Amount by the Firm will be conclusive and binding upon the Buyer and the Shareholders. The Buyer and the Shareholders shall share equally the costs and expenses of the Tax Reimbursement Review Firm related to the Tax Reimbursement Amount, provided that (i) the portion of such costs and expenses payable by the Shareholders shall be paid out of the Securityholders’ Representative Escrow Funds and (ii) if the Tax Reimbursement Review Firm determines that one such party has adopted a position or positions with respect to the calculation of the Tax Reimbursement Amount that is frivolous or clearly without merit, the Tax Reimbursement Review Firm may, in its discretion, assign a greater portion of any such fees and expenses to such party. Notwithstanding the foregoing, if the Securityholders’ Representative’s Tax Reimbursement Objection Notice sets forth a calculation of the Grossed-Up Payment Amount that does not exceed the Buyer’s calculation of such amount by at least $100,000, and the Buyer and the Securityholders’ Representative are not able to agree after using commercially reasonable efforts to resolve the disagreement, then the Buyer’s calculation of the Grossed-Up Payment Amount and the corresponding Tax Reimbursement Amount shall be deemed accepted. “Modified Pro Rata Percentage” for any Shareholder means the aggregate number of outstanding shares of Common Stock held by such Shareholder at the Effective Time, divided by the aggregate number of shares of Common Stock issued and outstanding at the Effective Time.

(c) For Tax and financial accounting purposes, the Buyer will obtain a third-party appraisal of the assets of the Company (the “Appraisal”). Within thirty (30) days after the finalization of the Appraisal, the Buyer shall prepare and deliver to the Securityholders’ Representative an allocation schedule allocating for Tax purposes the Merger Consideration and the liabilities of the Company (plus other relevant items) among the assets of the Company (the “Purchase Price Allocation”). The allocation schedule shall be prepared in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or other Tax law. The Securityholders’ Representative, on behalf of the Shareholders, shall deliver to the Buyer, within thirty (30) days after delivery of the allocation schedule, either a notice indicating that the Securityholders’ Representative accepts such schedule or a statement setting forth its objections to such schedule and its reasons for so objecting. The Buyer and the Securityholders’ Representative shall use good faith efforts to resolve such objections. If the Securityholders’ Representative delivers to the Buyer a notice accepting the allocation schedule or the Buyer and the Securityholders’ Representative resolve the Securityholders’ Representative’s objections within thirty (30) calendar days after delivery of the Securityholders’ Representative’s objections to the Buyer, the Buyer and the Securityholders’ Representative agree to act in accordance with the allocations contained in the allocation schedule (as accepted by the Buyer and the Securityholders’ Representative after the resolution of any objections by the Securityholders’ Representative) for all Tax purposes. If the Buyer and the Securityholders’ Representative are unable to resolve the Securityholders’ Representative’s objections within thirty (30) days after delivery of the Securityholders’ Representative’s objections to the Buyer, neither the Buyer nor the Shareholders shall be bound to act in accordance with the allocations contained in the Purchase Price Allocation. The Shareholders will include their proportionate share of any income, gain, loss, deduction or other tax item resulting from or attributable to the Section 338(h)(10) Election on their Tax Returns (as defined in Section 2.11) to the extent required by each federal, state, local or foreign law, rule or regulation applicable to it (“Applicable Law”).

2. Representations of the Company and the Principal Shareholders.

The Company represents and warrants to the Buyer that, except as set forth in the disclosure schedule of the Company attached hereto (the “Company Disclosure Schedule”), the statements contained in Sections 2.1 through 2.30 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Each Principal Shareholder represents and warrants to the Buyer that the statements contained in Section 2.31 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and/or lettered paragraphs contained in this Section 2, and the disclosure made by the Company under any one numbered and/or lettered paragraph of the Company Disclosure Schedule shall qualify only (a) such numbered and/or lettered paragraph of this Section 2 and (b) any other numbered and/or lettered paragraph of this Section 2 for which the appropriateness of such disclosure is reasonably apparent on its face from a reading of such disclosure. For purposes hereof, “to the Company’s knowledge” and similar expressions mean the knowledge of Matthew Lorber, Ronald Parker, Jr., Walter Cullen, Mark Seferian, George Procter, Wayne Sparrow, Erick Salmu, Edwin David Smiley, Michael Cowan, Jack Fischer and/or Richard Burwen, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry with respect to the matter in question.

2.1. Organization, Qualification, and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full power and authority necessary to conduct its business as now being conducted and to own or use the properties and assets that it actually and purportedly owns or uses. Copley Motion Systems, LLC (“CMS”), a wholly owned subsidiary of the Company, is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority necessary to conduct its business as now being conducted and to own or use the properties and assets that it actually and purportedly owns or uses. Each of the Company and CMS is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction listed in Section 2.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the ownership or leasing of their properties or the nature or conduct of their businesses require such qualification. Complete and accurate copies of the articles of organization and by-laws of the Company (as amended to the date hereof and as currently in effect), and the certificate of formation and limited liability company agreement of CMS (as amended to the date hereof and as currently in effect), have been delivered by the Company and CMS for review by the Buyer. Neither the Company nor CMS is in default under or in violation of any provision of its organizational documents. For purposes of this Agreement, documents and other materials shall be deemed “delivered” if, at least five (5) business days prior to the date hereof, such documents or other materials were posted on the electronic datasite maintained by Merrill Corporation to which various employees of and advisors to the Buyer have been provided access.

2.2. Authorization of Transaction; Enforceability. The Company has the full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of the terms, conditions and obligations of this Agreement, including, without limitation, consummation of the transactions contemplated hereby, have been duly and validly authorized by the Company’s board of directors and, other than approval by the holders of at least two-thirds of the outstanding shares of Common Stock (as defined in Section 2.4) (which is the only approval required from the Company’s shareholders), all other necessary corporate and other action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject in the case of enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles. Without limiting the generality of the foregoing, the board of directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) adopted this Agreement in accordance with the provisions of the MBCA and (ii) directed that this Agreement be submitted to the shareholders of the Company for their approval.

2.3. No Breach. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), neither the execution and delivery by the Company of this Agreement, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the charter, by-laws or other organizational documents of the Company or CMS, each as amended or restated to date; (b) require on the part of the Company, CMS or any of the Shareholders any notice to or filing with, or any permit, authorization, consent or approval of, any domestic or foreign court, arbitrational tribunal, administrative agency or commission or other domestic or foreign governmental or regulatory authority or agency (a “Governmental Entity”); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, permit, indenture, instrument, Security Interest or other arrangement to which the Company or CMS is a party or by which the Company or CMS is bound or to which any of their respective assets is subject; (d) result in the imposition of any Security Interest upon any assets of the Company or CMS; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, CMS or any Principal Shareholders or any of their respective properties or assets. For purposes of this Agreement, “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Company and CMS consistent with past practice (including with respect to frequency and amount) (the “Ordinary Course of Business”) and not material to the Company and CMS, taken as a whole.

2.4. Capitalization of the Company and CMS.

(a) The Company’s authorized capital stock consists of one million two hundred fifty thousand (1,250,000) shares of Common Stock, no par value (the “Common Stock”), of which, as of the date hereof, one hundred seventy-six thousand six hundred seventy-five (176,675) shares are issued and outstanding and held of record by the Shareholders as set forth in Section 2.4(a) of the Company Disclosure Schedule. Section 2.4(a) of the Company Disclosure Schedule also indicates all outstanding shares of Common Stock that constitute restricted stock or are otherwise subject to a repurchase or redemption right, indicating the name of the applicable shareholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All such issued and outstanding shares of Common Stock have been and on the Closing Date will be duly authorized, validly issued, fully paid and non-assessable, are not subject to any preemptive rights and were not issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Applicable Law (including state “blue sky” laws).

(b) Section 2.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all stock option plans or other stock or equity-related plans of the Company, indicating for each such plan the number of shares issued to date under such plan, the number of shares subject to outstanding options under such plan and the number of shares reserved for future issuance under such plan and (ii) all holders of outstanding options to purchase shares of Common Stock (the “Options”), indicating with respect to each Option the plan under which it was granted, the number of shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has delivered to the Buyer complete and accurate copies of all stock option plans or other stock or equity-related plans and forms of all stock option agreements evidencing Options. All of the shares of capital stock of the Company subject to Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. The Company does not have any outstanding warrants or other contractual rights to purchase or acquire shares of capital stock of the Company.

(c) Other than as set forth in Section 2.4(c) of the Company Disclosure Schedule, there are not on the date hereof outstanding (i) any options, warrants or other rights to purchase or acquire from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments (contingent or otherwise) of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no voting trusts, shareholder agreements, proxies or other agreements, written or oral, in effect to which the Company or any Securityholder is a party or by which any of them may be bound with respect to the voting, sale or transfer of shares of Common Stock (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) or the registration of Common Stock under the Securities Act or the securities laws of any other jurisdiction.

(d) Section 2.4(d) of the Company Disclosure Schedule sets forth a true and correct list of all outstanding loans payable by any Shareholder to the Company (the “Shareholder Loans”), together with the outstanding principal amount and accrued and unpaid interest of each such loan as of the date of this Agreement, and the name of the Shareholder owing such amounts to the Company.

(e) All of the issued and outstanding interests of CMS are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All interests in CMS are held of record by the Company and are held free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or CMS is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any interests in CMS. There are no outstanding stock appreciation, phantom stock or similar rights with respect to CMS. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any interests in CMS.

2.5. Title to Personal Property; Encumbrances; Condition.

(a) Each of the Company and CMS is the true and lawful owner of and has good and marketable title to all of the assets (tangible or intangible) purported to be owned by it free and clear of all Security Interests. Each of the Company and CMS owns or leases, or has made provision for acquiring pursuant to the Company’s 2008 forecast dated January 9, 2008 (the “2008 Forecast”), a copy of which has been delivered to the Buyer, all tangible assets necessary to the conduct of the business of the Company and CMS taken as a whole as currently conducted and as presently proposed to be conducted by the Company in accordance with the 2008 Forecast, which tangible assets (other than those contemplated to be acquired by the 2008 Forecast) are reflected in the Unaudited Financial Statements (as defined in Section 2.6(a)). Each such tangible asset owned, leased or used in the business of the Company or CMS is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, is fit for use in the Ordinary Course of Business and is suitable for the purpose for which it is presently used, except for ordinary wear and tear and ordinary and routine maintenance and repairs.

(b) Section 2.5(b) of the Company Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company and CMS, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Unaudited Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or CMS.

(c) Neither the Company nor CMS leases any equipment, motor vehicle or other asset.

2.6. Financial Statements.

(a) Section 2.6(a) of the Company Disclosure Schedule includes (i) the audited consolidated balance sheets of the Company as of December 25, 2004, December 31, 2005 and December 30, 2006 and the related consolidated statements of income, stockholders’ equity and cash flows of the Company for the fiscal years then ended (collectively, the “Audited Financial Statements”) and (ii) unaudited consolidated balance sheet of the Company as of December 29, 2007 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended (collectively, the “Unaudited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements comply as to form with all applicable accounting requirements, have been prepared in accordance with GAAP on a consistent basis through the periods covered thereby and present fairly the consolidated financial condition, results of operations and changes in cash flow and stockholders’ equity of the Company and CMS as of the respective dates thereof and for the respective periods covered thereby, except that the Unaudited Financial Statements do not include footnotes, may be condensed or summary statements and are subject to customary year-end adjustments, which, individually or in the aggregate, shall not be material. The Audited Financial Statements and the Unaudited Financial Statements are consistent with the books and records of the Company and CMS. The accruals for vacation expenses, severance payments and Taxes are accounted for on the Unaudited Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with GAAP. The date of the Unaudited Balance Sheet is hereinafter referred to as the “Unaudited Balance Sheet Date.”

(b) The Company and CMS maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c) Section 2.6(c) of the Company Disclosure Schedule lists, and the Company has delivered to the Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303 (a)(4) of Regulation S-K of the SEC) effected by the Company since December 31, 2002. Section 2.6(c) of the Company Disclosure Schedule lists all non-audit services performed by the Company’s auditors for the Company since December 31, 2002.

(d) PricewaterhouseCoopers LLP, the Company’s current auditor, is and has been at all times since its engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(e) Neither the Company nor CMS has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the Unaudited Balance Sheet, (ii) liabilities which have arisen since the Unaudited Balance Sheet Date in the Ordinary Course of Business and (iii) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or an environmental liability under any Environmental Law (as defined in Section 2.13)).

2.7. Subsidiaries. Except for CMS, the Company has no subsidiaries, nor does it control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

2.8. Compliance with Applicable Law. The Company and CMS are, and at all times in the past five (5) years have been, in compliance with and neither of them has received any written notice to the effect that, nor has any knowledge that, either is not in compliance with,

Applicable Law. Without limiting the foregoing, neither the Company, CMS nor any officer, director, employee or agent thereof nor any Securityholder acting on behalf of the Company or CMS, has condoned any act or authorized, directed or participated in any act in violation of any provision of (a) the Foreign Corrupt Practices Act of 1977, as amended, or (b) applicable United States export control laws and regulations, including without limitation the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., and the Export Administration Regulations, 15 C.F.R. Part 730 et seq.

2.9. Description of Material Contracts. Except as set forth in Section 2.9 of the Company Disclosure Schedule, neither the Company nor CMS is a party to or bound by any (each, a “Material Contract”):

(a) collective bargaining agreement or other agreement with any labor union;

(b) other than with respect to any employee, officer or director of the Company or CMS who is employed or engaged for the purpose of providing services to the Company or CMS within the United Kingdom (“UK Employees”), agreement for the employment or retention of any officer, individual employee or other person on a full-time or consulting basis or any severance agreements (or agreement that includes provisions for the payment of severance);

(c) contract of employment with a UK Employee that is not terminable by the Company or CMS on twelve (12) weeks’ notice or less without any penalty or payment obligation by the Company or CMS;

(d) settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(e) other than employment agreements with UK Employees, agreement involving any current or former officer, director or shareholder of the Company or an affiliate thereof;

(f) agreement under which the consequences of a default or termination could reasonably be expected to have a Company Material Adverse Effect;

(g) lease or agreement under which it is the lessee of, or holds or operates, any real or personal property owned by any other party calling for payments in excess of $10,000 annually and that cannot be terminated by the Company or CMS without penalty upon thirty (30) days notice or less;

(h) lease or agreement under which it is the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(i) agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for (i) performance over a period of more than six months after the Unaudited Balance Sheet Date or (ii) performance over a period of more than six months and which involves an amount greater than $50,000, (B) which involves more than the sum of $100,000, or (C) in which the Company or CMS has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(j) agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(k) agreement (or group of related agreements) under which the Company or CMS has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(l) agreement for the disposition of any significant portion of the assets or business of the Company or CMS (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(m) agreement concerning confidentiality, non-competition or non-solicitation (other than confidentiality agreements with customers or employees of the Company or CMS set forth in the Company’s or CMS’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to the Buyer);

(n) agency, distributor, sales representative, franchise or similar agreements to which the Company or CMS is a party or by which the Company or CMS is bound;

(o) agreement which contains any provisions requiring the Company or CMS to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(p) agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company, or CMS or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted by the Company in accordance with the 2008 Forecast; and

(q) other agreement or group of related agreements involving more than $100,000 or not entered into in the Ordinary Course of Business.

Except as disclosed in Section 2.9 of the Company Disclosure Schedule, (i) to the Company’s knowledge, no Material Contract has been breached or canceled by the other party, (ii) each of the Company and CMS has performed all the obligations required to be performed by it in connection with any Material Contract and is not in default under or in breach of any Material Contract, (iii) no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, CMS or, to the knowledge of the Company, any other party under such Material Contract and (iv) each Material Contract is legal, valid, binding, enforceable, except to the extent enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights, generally, and by general equitable principles, is in full force and effect against the Company or CMS, as applicable, and, to the Company’s knowledge, against each other party thereto, and, assuming all required consents to assignment, sublease or other transfer of rights thereunder are obtained (each of which is identified in Section 2.3 of the Company Disclosure Schedule), will continue as such following the consummation of the transactions contemplated hereby in accordance with the terms thereof as in effect immediately prior to the Closing.

The Company has delivered to the Buyer a true and correct copy of all written Material Contracts, in each case together with all amendments and supplements thereto (all of which are disclosed in Section 2.9 of the Company Disclosure Schedule). Neither the Company nor CMS is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.9 of the Company Disclosure Schedule. Neither the Company nor CMS is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a gross margin loss, as adjusted to reflect other direct costs incurred to perform such arrangement, or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Unaudited Balance Sheet.

For purposes of this Agreement, “Company Material Adverse Effect” means any change, event or circumstance the effect of which is both material and adverse to (a) the property, business, operations, assets, liabilities, capitalization, prospects or condition (financial or otherwise) of the Company and CMS taken as a whole or (b) the ability of the Company to perform any of its obligations under this Agreement; provided, however, none of the following shall be deemed, in and of itself, to be a Company Material Adverse Effect with respect to (a) above: such changes, events or circumstances reasonably attributable to (x) economic or political conditions generally in the United States or foreign economies in any locations where the Company or CMS has material operations or sales or (y) conditions generally affecting the industries in which the Company or CMS participates, including changes in laws generally applicable to such industries and changes in GAAP; provided that, with respect to clauses (x) and (y), such effects or changes do not have more than an insignificant disproportionate effect on the Company and CMS, taken as a whole. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

2.10. Litigation. There is no action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator (“Legal Proceeding”) that is pending or, to the knowledge of the Company, has been threatened against the Company or CMS. There are no judgments, orders or decrees outstanding against the Company or CMS.

2.11. Tax Matters.

(a) All Tax Returns that the Company was required to file have been duly and timely filed or are subject to lawful filing extensions. All such Tax Returns that have been filed were correct and complete. All Taxes due and payable by Company, whether or not shown on any such Tax Return, have been paid in full. There are no liens (other than for current Taxes not yet due and payable or for Taxes being contested in good faith) on any of the Company’s assets that arose prior to the date of this Agreement in connection with any failure (or alleged failure) to pay any Tax by the Company.

(b) No deficiency for any Taxes has been proposed in writing against the Company, which deficiency has not been paid in full.

(c) Neither the Company nor CMS has waived any statute of limitations or been requested to waive any statute of limitations in respect of Taxes. Neither the Company nor CMS has agreed to any extension of time with respect to an assessment or deficiency with respect to Taxes.

(d) No unresolved issue relating to the assets or business of the Company or CMS has been raised in writing by any governmental body in the course of any audit, examination, suit or any other governmental body proceeding with respect to Taxes owed or paid by the Company. No examination or audit of any Tax Return of the Company or CMS by any governmental body is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor CMS has been informed by any jurisdiction that the jurisdiction believes that the Company or CMS was required to file any Tax Return that was not filed.

(e) The Company has been a validly electing S corporation for federal income tax purposes (within the meaning of Sections 1361 and 1362 of the Code) commencing with its first taxable year and such election is effective for all taxable periods thereafter up to and including the Closing Date. In addition, at all times since inception, the Company has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation. At all times since inception, for federal income tax purposes, each U.S. subsidiary (other than CMS) has validly been treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation. The Company has no liability for any Taxes under Section 1374 or 1375 of the Code (or comparable provisions of state law) and the Company would not be liable for any Taxes under Section 1374 of the Code if its assets were sold for their fair market value as of the Closing Date. CMS has at all times been treated either as a partnership or a disregarded entity for purposes of U.S. federal, state and local income Taxes.

(f) Each of the Company and CMS has withheld all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and such withheld Taxes have either been duly paid to the proper taxing authority or set aside in accounts for such purpose.

(g) The Company is not and has never been (i) a member of any affiliated group filing or required to file a consolidated, combined, or unitary Tax Return or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. The Company and CMS do not have any liability for the Taxes of any other person under Section §1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Neither the Company nor CMS is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and no consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed with respect to any of the Company’s assets or properties. None of the assets or properties of the Company or CMS (i) are or will be required to be treated as being (A) owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (B) tax-exempt use property within the meaning of Section 168(h)(1) of the Code or (ii) directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. The Company has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(i) The unpaid Taxes of the Company and CMS for all taxable periods (or portions thereof) ending on or prior to the Closing Date (A) did not, as of the Unaudited Balance Sheet Date, exceed the accruals and reserves for Tax liability (rather than any accruals or reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) and (B) will not, as of the Closing Date, exceed those accruals and reserves as reflected on the face of the Closing Date Balance Sheet.

(j) The Company has delivered to the Buyer complete and accurate copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the (i) Company and (ii) CMS with respect to all taxable periods commencing on or after (A) January 1, 2002 and (B) January 1, 2003, respectively (or such earlier taxable periods with respect to which the applicable statute of limitations does not preclude the assessment of additional Tax). The income Tax Returns of the Company and CMS have been audited by the Internal Revenue Service or the prescribed authority in the relevant jurisdiction or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.11(j) of the Company Disclosure Schedule. The Company has delivered to the Buyer complete and accurate copies of all other Tax Returns of the Company and CMS together with all related examination reports and statements of deficiency for all periods for which the applicable period for the assessment of the Tax has not been closed by any applicable statute of limitations.

(k) Neither the Company nor CMS (i) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code, or (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (determined without regard to Sections 280G(b)(4) or 280G(b)(5) of the Code).

(l) Neither the Company nor CMS has ever participated in an international boycott as defined in Section 999 of the Code.

(m) Neither the Company nor CMS has distributed to its Securityholders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(n) The Shareholders are eligible to make a Section 338(h)(10) Election (as defined in Section 1.12) with respect to the Merger.

(o) Neither the Company nor CMS owns any interest in an entity that is characterized as a partnership for federal income tax purposes.

(p) Neither the Company nor CMS has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(q) Neither the Company nor CMS is a party to a gain recognition agreement under Section 367 of the Code.

(r) As used in this Agreement, (i) “Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax, and (ii) “Tax” or “Taxes” means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes imposed by any taxing authority, together with any interest, penalties or additions to tax relating thereto.

2.12. Employee Benefits.

(a) Section 2.12(a) of the Company Disclosure Schedule sets forth a list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and each other any plan, program, policy, practice, contract, agreement or other arrangement providing for severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company, CMS or any of their ERISA Affiliates for the benefit of employees (current and former), directors or consultants of the Company or CMS (each such plan, program or arrangement being hereinafter referred to in this Agreement individually as an “Employee

Plan”). For purposes of this Agreement, “ERISA Affiliate” is any organization that is a member of the controlled group of organizations of the Company and CMS (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).

(b) The Company has delivered to the Buyer or its counsel a true and complete copy of (i) each Employee Plan (or, to the extent no such copy exists, an accurate description thereof) and all amendments thereto, (ii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Employee Plan, (iii) the most recent IRS determination letter (if any), and (iv) the three most recent annual reports (Form 5500) filed with the IRS and attached schedules, if such report was required.

(c) Each Employee Plan has been established and operated in accordance with its terms and Applicable Law, including but not limited to ERISA and the Code. Each Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS. No event has occurred that could reasonably be expected to affect the tax-qualified status of such Employee Plan. Other than routine claims for benefits, there are no governmental audits, actions, claims, lawsuits or arbitrations pending or, to the knowledge of the Company, threatened with respect to any Employee Plan and no facts or circumstances exist that could reasonably be expected to give rise to any such audit, actions, suits or claims.

(d) Neither the Company, nor CMS nor any of their ERISA Affiliates (i) maintains or has ever maintained an Employee Plan which is or was subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA or (ii) is obligated or has ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(e) No event has occurred and no condition exists that would subject the Company or CMS to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or Applicable Law.

(f) All contributions and payments (including all employer contributions and employee salary reduction contributions) that are due with respect to any Employee Plan have been made within the time periods prescribed by ERISA and the Code to the respective Employee Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Plan or accrued in accordance with GAAP and consistent with the past custom and practice of the Company.

(g) No Employee Plan provides health or life insurance benefits after termination of employment to any employee, former employee, director or consultant, except to the extent required by Section 4980B of the Code, or applicable state law. All group health plans maintained by the Company and CMS have been operated in compliance with the applicable requirements of Section 4980B of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of the Company or CMS, (ii) increase any benefits payable under any Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.

(i) Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, each Employee Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company, CMS or such Employee Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or CMS from amending or terminating any such Employee Plan.

(j) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. No stock option or equity unit option granted under any Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

2.13. Environmental Matters.

(a) (i) The Company and CMS are and at all times in the past six (6) years have been in compliance with all Environmental Law and there is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity relating to any Environmental Law involving the Company or CMS; (ii) neither the Company nor CMS has placed, deposited or released any pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, permit or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings (collectively “Hazardous Substances”) upon or under any real property owned or leased by the Company or CMS, except in compliance with Environmental Laws; and (iii) neither the Company nor CMS has received any written notice from any Governmental Entity (other than notices that have been fully complied with or withdrawn) requiring the removal of any alleged Hazardous Substances, or advising of any pending or contemplated search or investigation of any real property owned or leased by the Company or CMS. For purposes of this Section 2.13, the term “Environmental

Law” means any federal, state, local or foreign law, statute, rule, regulation, order, judgment, injunction, award, decree, writ, settlement, consent agreement, license, certificate of occupancy, permit, order, approval or registration of or with any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency or common law that relates to the environment, occupational health and safety or exposure of persons or properties to Hazardous Substances, including, but not limited to, any of the foregoing that relate to emissions, discharges, releases or threatened releases of Hazardous Substances in the environment (including ambient air, surface water, groundwater or land), or that otherwise relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(b) Neither the Company nor CMS has any liabilities or obligations arising from the release or threatened release of any Hazardous Substances into the environment. The Company has no knowledge of any environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or CMS.

(c) Neither the Company nor CMS is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or CMS and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 2.13(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or CMS (whether conducted by or on behalf of the Company, CMS or a third party, and whether done at the initiative of the Company or CMS or directed by a governmental entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

2.14. Broker Fees. Except as contemplated by Section 1.6(a)(viii), none of the Company, CMS or any Principal Shareholder has any liability or obligation for any fee, commission or other compensation on account of the employment of a broker, finder or agent in connection with the transactions contemplated hereby.

2.15. Permits. Section 2.15 of the Company Disclosure Schedule sets forth a true and correct list of each permit, license, registration, certificate, order, approval, franchise, variance and similar right issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”). Such Permits constitute all of the Permits required for the conduct of the business of the Company and CMS as presently conducted or as currently proposed to be conducted by the Company in accordance with the 2008 Forecast. Each such Permit is valid, binding and in full force and effect, and the Company and CMS, as applicable, are in compliance with the terms of each such Permit. There are no proceedings pending, or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit, and the Company has no knowledge of any basis for believing that any such Permits will not be renewable upon expiration. All required filings with respect to such Permits have been timely made, and all required applications for renewal thereof have been timely filed. Each such Permit will continue in full force and effect immediately following the Closing.

2.16. Labor Matters.

(a) Neither the Company nor CMS is a party to any collective bargaining agreement, nor has either of them experienced any actual or threatened strikes, written or, to the knowledge of the Company, other grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened (including, without limitation, the filing of a petition for certification) either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or CMS.

(b) Section 2.16(b) of the Company Disclosure Schedule contains a list of all employees of the Company and CMS as of February 1, 2008, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave). Except for UK Employees, each of whom is listed in Section 2.16(b) of the Company Disclosure Schedule, each of such employees is retained at-will and none of such employees is a party to an employment agreement or contract with the Company or CMS. Section 2.16(b) of the Company Disclosure Schedule contains a list of all employees of the Company or CMS who are not citizens of the United States. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or CMS. The Company and CMS are, and at all times in the past five (5) years have been, in compliance with all laws, rules and regulations relating to employment and employment practices, including without limitation those related to wages, hours, worker classification, labor relations, collective bargaining, discrimination, equal opportunity, disability rights or benefits, affirmative action, workers’ compensation, employee leave, immigration, and the payment and withholding of Taxes and other sums as required by Applicable Law.

(c) No Principal Shareholder, director, officer or other key employee of the Company or CMS, or, to the knowledge of the Company, any affiliate of any of the foregoing, has any existing undisclosed contractual relationship with the Company or CMS or, to the knowledge of the Company, owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and CMS.

(d) Section 2.16(d) of the Company Disclosure Schedule contains a list of all independent contractors currently engaged by the Company and CMS, along with the position, date of retention and rate of remuneration for each such person or entity. Except as set forth in Section 2.16(d) of the Company Disclosure Schedule, none of such independent contractors is a party to a written agreement or contract with the Company or CMS.

(e) Section 2.16(e) of the Company Disclosure Schedule sets forth a list of each employee of the Company or CMS who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or CMS provided to the United States Department of Labor (“DOL”) or the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the knowledge of the Company, true and complete at the time of filing such applications. The Company or CMS received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. Neither the Company nor CMS has received any notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.

(f) The Company or CMS obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL. The Company and CMS have complied with all terms of the Labor Condition Applications for all H-1B workers and have maintained all documentation required by the DOL regulations.

(g) The Company and CMS have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. There are no, and at no time have been, any independent contractors who have provided services to the Company or CMS for a period of six consecutive months or longer. Neither the Company nor CMS has had any temporary or leased employees within the last six (6) years.

(h) Section 2.16(h) of the Company Disclosure Schedule contains a complete and accurate list of (i) all of the Company’s and CMS’s written employee handbooks, employment manuals, employment policies, or affirmative action plans, and (ii) written summaries of all unwritten employment policies.

(i) Neither the Company nor CMS has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is ninety (90) days immediately preceding the Company’s execution of this Agreement and continuing through the Closing Date.

(j) Neither the Company nor CMS has incurred, and no circumstances exist under which the Company or CMS could incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

2.17. Intellectual Property.

(a) Section 2.17(a) of the Company Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or CMS have been properly executed and recorded. To the knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

(b) There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. To the knowledge of the Company, the Company and CMS have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or CMS and have made no material misrepresentation in such applications. The Company has no knowledge of any information that would preclude the Company or CMS from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.

(c) Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 2.17(c) of the Company Disclosure Schedule, the Company or CMS is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are listed in Section 2.17(c) of the Company Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Company and CMS in accordance with the 2008 Forecast, (ii) to Exploit the Internal Systems as they are currently used and contemplated to be used in the future by the Company and CMS in accordance with the 2008 Forecast, and (iii) otherwise to conduct the Company’s business in the manner currently conducted and contemplated to be conducted in the future by the Company and CMS in accordance with the 2008 Forecast.

(d) The Company and CMS have taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and CMS have complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company or CMS. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or CMS, or (ii) breach of the Company’s or CMS’s security procedures wherein confidential information has been disclosed to a third person. The Company and CMS have actively policed the quality of all goods and services sold, distributed or marketed under each of their Trademarks and have enforced adequate quality control measures to ensure that no Trademarks that either the Company or CMS have licensed to others shall be deemed to be abandoned.

(e) None of the Customer Offerings, or the Exploitation thereof by the Company or CMS or by any reseller, distributor, customer or user thereof, or any other activity of the Company or CMS, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Company’s or CMS’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with their business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.17(e) of the Company Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or CMS alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or CMS from any reseller, distributor, customer, user or any other third party; and the Company has delivered to the Buyer copies of all such complaints, claims, notices, requests, demands or threats.

(f) To the knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of Company or CMS) or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or CMS. The Company has delivered to the Buyer copies of all complaints, claims, notices or threats (and any correspondence with third parties making such complaints, claims, notices or threats) concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g) Section 2.17(g) of the Company Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or CMS has assigned, transferred, licensed, distributed or otherwise granted any right to any person or entity, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (other than non-exclusive licenses to end user customers entered into in the Ordinary Course of Business). Except as described in Section 2.17(g) of the Company Disclosure Schedule, neither the Company nor CMS has agreed to indemnify any person or entity (other than pursuant to agreements with distributors, resellers and end user customers of the Customer Offerings entered into in the Ordinary Course of Business) against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 2.17(g) of the Company Disclosure Schedule, neither the Company nor CMS is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(h) Section 2.17(h) of the Company Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or CMS Exploits it (excluding currently-available, off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company or CMS pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or CMS has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.17(h) of the Company Disclosure Schedule.

(i) Neither the Company nor CMS has licensed, distributed or disclosed, and the Company knows of no distribution or disclosure by others (including its and CMS’s employees and contractors) of, the Company Source Code to any person or entity, except pursuant to the agreements listed in Section 2.17(i) of the Company Disclosure Schedule, and the Company and CMS have taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event or breach has occurred that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, CMS, their escrow agent(s) or any other person to any third party.

(j) Except as set forth in Section 2.17(j) of the Company Disclosure Schedule, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Company or CMS within the scope of their employment or by independent contractors of the Company or CMS who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or CMS, waiving their non-assignable rights (including moral rights) in favor of the Company or CMS and their permitted assigns and licensees, and have no residual claim to such materials.

(k) Section 2.17(k) of the Company Disclosure Schedule lists all Open Source Materials that the Company or CMS have utilized in any way in the Exploitation of Company Offerings and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or CMS. Except as specifically disclosed in Section 2.17(k) of the Company Disclosure Schedule, neither the Company nor CMS has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or CMS; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or CMS with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l) To the knowledge of the Company, the Customer Offerings are free from defects in design, workmanship and materials and conform to the written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(m) The Company and CMS have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

(n) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(ii) “Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or CMS by any third party.

(iii) “Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or CMS, in whole or in part.

(iv) “Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or CMS, alone or jointly with others.

(v) “Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

(vi) “Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or CMS (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or CMS (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.17(c) of the Company Disclosure Schedule.

(vii) “Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

(viii) “Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

(ix) “Intellectual Property” shall mean the following subsisting throughout the world:

(A) Patent Rights;

(B) Trademarks and all goodwill in the Trademarks;

(C) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(D) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and

(F) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

(x) “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

(xi) “Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or CMS in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or CMS or hosted at a third party site.

(xii) “Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

(xiii) “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(xiv) “Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

(xv) “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

2.18. Real Property. Neither the Company nor CMS own any real property. The Company or CMS has, or will have at Closing, subject to such lease’s terms and conditions, a valid leasehold interest in the real property set forth in Section 2.18 of the Company Disclosure Schedule (the “Leased Real Property”), free of all subleases, licenses or occupancy agreements granting to any person the right to use or occupy such leasehold estates. The Company has delivered to the Buyer correct and complete copies of the leases (as amended to date) listed in Section 2.18 of the Company Disclosure Schedule. The improvements located on the Leased Real Property are in a condition that permits the Company and CMS to conduct their respective businesses therein as currently conducted. Except as set forth in Section 2.18 of the Company Disclosure Schedule, (a) neither the Company nor CMS is in default of any of the terms of any lease for the Leased Real Property, (b) to the knowledge of the Company, the landlord under any lease for the Leased Real Property is not in default of any of the terms of any such lease, (c) neither the Company nor CMS has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold under any lease, and (d) restoration obligations at the end of the terms of the leases for the Leased Real Property will not exceed $50,000 per location if the restoration were to occur on either the date hereof or the Closing Date.

2.19. Absence of Certain Developments. Except as set forth in Section 2.19 of the Company Disclosure Schedule and except as expressly required by this Agreement, since December 30, 2006, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, (b) neither the Company nor CMS has taken any action that would constitute a breach of Section 4.3 and (c) neither the Company nor CMS has taken any of the actions that would require the consent of the Buyer pursuant to Section 4.4 if taken after the date hereof.

2.20. Accounts Receivable. Subject to the allowances with respect to accounts receivable set forth on the Unaudited Balance Sheet, all accounts receivable reflected on the Unaudited Balance Sheet and all accounts receivable arising subsequent thereto, have arisen in the Ordinary Course of Business of the Company or CMS, represent valid and enforceable obligations due to the Company or CMS, have been and are subject to no set-off, counterclaim or future performance obligation on the part of the Company or CMS and are current and collectible (within 180 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Unaudited Balance Sheet, or a proportionate amount to the reserve shown in the case of accounts receivable arising subsequent to the Unaudited Balance Sheet Date. A complete and accurate list of the accounts receivable reflected on the Unaudited Balance Sheet, showing the aging thereof, is included in Section 2.20 of the Company Disclosure Schedule. Neither the Company nor CMS has received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

2.21. Inventory. The inventory of the Company and CMS is in good and merchantable condition and consists of a quality and quantity saleable or usable in the manufacture of saleable finished goods in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Unaudited Balance Sheet. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are consistent with the Ordinary Course of Business.

2.22. Insurance. Section 2.22 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or CMS is a party, a named insured or otherwise the beneficiary of coverage. All of such insurance policies are in full force and effect and were in full force and effect during the periods of time that such insurance policies are purported to be in effect, and neither the Company nor CMS is, nor was during such periods, in default in any respect with respect to its respective obligations under any of such insurance policies. No premiums or payments payable under such insurance policies are past due and neither the Company nor CMS may be liable for retroactive premiums or similar payments in excess of $25,000 in the aggregate. During the last three (3) years, neither the Company nor CMS (i) has received written notice of premature termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers or (ii) has been denied coverage under any such insurance policies for any claim in excess of $50,000. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. The Company has no knowledge of any threatened premium increase with respect to any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. No claims have been asserted by the Company or CMS pursuant to any insurance policy since January 1, 2003.

2.23. Customers and Suppliers. Section 2.23 of the Company Disclosure Schedule sets forth a list of (a) each customer of the Company or CMS during the last two full fiscal years that had annualized purchases from the Company of greater than $100,000 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any product or service to the Company or CMS for which the

Company and CMS were billed or paid more than $10,000 in the aggregate during the fiscal year ended December 29, 2007. No such customer or supplier has indicated in writing, or to the knowledge of the Company, otherwise indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or CMS. No unfilled customer order or commitment obligating the Company or CMS to process, manufacture, provide or deliver products or perform services will result in a gross margin loss, as adjusted to reflect other direct costs incurred to perform such order or commitment, to the Company or CMS upon completion of performance. To the knowledge of the Company, no purchase order or commitment of the Company or CMS is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

2.24. Warranties.

(a) No service or product provided, manufactured, sold, leased, licensed or delivered by the Company or CMS is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.24(a) of the Company Disclosure Schedule, and (ii) manufacturers’ warranties for which neither the Company nor CMS has any liability. Section 2.24(a) of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company and CMS in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during the fiscal years covered by the Audited Financial Statements and the Unaudited Financial Statements, and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

(b) The reserve for warranty claims set forth on the Unaudited Balance Sheet and any reserves for warranty claims created by the Company in the Ordinary Course of Business subsequent to the Unaudited Balance Sheet Date are adequate and were calculated in accordance with GAAP consistently applied.

(c) Neither the Company nor CMS has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or CMS to provide the customer with any other services or products of the Company or CMS on pre-negotiated terms, including without limitation for upgrades to other services or products at prices below the Company’s or CMS’s, as the case may be, published price for such services or products. Neither the Company nor CMS has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company other than those arising in the Ordinary Course of Business.

2.25. Books and Records. The minute books and other similar records of the Company and CMS contain complete and accurate records of all actions taken at any meetings of the Company’s or CMS’s shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and CMS accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and CMS and have been maintained in accordance with good business and bookkeeping practices. Section 2.25 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and CMS and the names of persons having signature authority with respect thereto or access thereto.

2.26. Powers of Attorney. Except as set forth in Section 2.26 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or CMS.

2.27. Certain Business Relationships With Affiliates. No Principal Shareholder or affiliate of the Company, CMS or any Principal Shareholder (a) owns any property or right, tangible or intangible, which is used in the business of the Company or CMS, (b) has any claim or cause of action against the Company or CMS, (c) owes any money to, or is owed any money by, the Company or CMS, or (d) is a party to any contract or other arrangement (written or oral) with the Company or CMS. Section 2.27 of the Company Disclosure Schedule describes any transactions or relationships between the Company or CMS and any affiliate thereof which occurred or have existed since the beginning of the time period covered by the Audited Financial Statements.

2.28. Prepayments, Prebilled Invoices and Deposits.

(a) Section 2.28(a) of the Company Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company and CMS as of the Unaudited Balance Sheet Date from customers for products to be shipped, or services to be performed, after the Unaudited Balance Sheet Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced and (C) the products and/or services to be delivered. All such prepayments, prebilled invoices and deposits are properly accrued for on the Unaudited Balance Sheet, and will be properly accrued for on the Closing Date Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company and CMS.

(b) Section 2.28(b) of the Company Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company and CMS as of the Unaudited Balance Sheet Date for products to be purchased, services to be performed or other benefits to be received after the Unaudited Balance Sheet Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid and (C) the products and/or services to be delivered. All such prepayments, prebilled invoices and deposits are properly accrued for on the Unaudited Balance Sheet, and will be properly accrued for on the Closing Date Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company and CMS.

2.29. Government Contracts.

(a) Neither the Company nor CMS has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, CMS or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). Neither the Company nor CMS has received notice that it has been or is now being audited or investigated by the United States Government Accountability Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or CMS from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to any Governmental Entity) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Neither the Company nor CMS has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

(b) To the knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections); and the Company has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

2.30. Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will on the Closing Date contain any untrue statement of a material fact or omits or will on the Closing Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.31. Representations of the Principal Shareholders. Each Principal Shareholder represents and warrants to the Buyer that the statements contained in this Section 2.31 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

(a) Authorization of Transaction; Enforceability. Such Principal Shareholder has the legal capacity and full power and authority to execute and deliver this Agreement, the Voting Agreement and the other agreements contemplated hereby, to perform such Principal Shareholder’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement, the Voting Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by such Principal Shareholder and constitute or will constitute the valid and legally binding obligation of such Principal Shareholder, enforceable in accordance with its terms and conditions, subject in the case of enforceability to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(b) No Breach. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by such Principal Shareholder of this Agreement, the Voting Agreement and any other agreement contemplated hereby, nor the performance by such Principal Shareholder of such Principal Shareholder’s obligations hereunder or thereunder, nor the consummation by such Principal Shareholder of the transactions contemplated hereby and thereby, will (i) require on the part of such Principal Shareholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity or (ii) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Shareholder, any shares of Common Stock or securities of the Company owned by such Principal Shareholder or any of such Principal Shareholder’s properties or assets.

(c) Certain Agreements. Except as expressly contemplated hereby, such Principal Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to such Principal Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Principal Shareholder of the transactions contemplated hereby.

(d) Undisclosed Relationships. Neither such Principal Shareholder nor, to the knowledge of such Principal Shareholder, any of its affiliates has any existing undisclosed contractual relationship with the Company or CMS. In addition, neither such Principal Shareholder nor, to the knowledge of such Principal Shareholder, any of its affiliates owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and CMS, except for ownership of not more than 1% (one percent) of the issued and outstanding amount or number of shares of any class of publicly traded debt or voting equity securities of any such entity.

3. Representations of the Buyer and Merger Sub.

The Buyer and Merger Sub represent and warrant to the Company that the statements contained in this Section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as through made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1. Organization and Power. Each of the Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full power and authority necessary to conduct its business as now being conducted and to own or use the properties and assets that it actually and purportedly owns or uses.

3.2. Authorization of Transaction; Enforceability. Each of the Buyer and Merger Sub has the full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the terms, conditions and obligations of this Agreement and the other agreements contemplated hereby by the Buyer and Merger Sub, including, without limitation, consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Buyer’s board of directors and all other necessary corporate and other action on the part of the Buyer and Merger Sub. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by each of the Buyer and Merger Sub and constitute or will constitute the valid and legally binding obligation of each, enforceable in accordance with its terms and conditions, subject in the case of enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

3.3. No Breach. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by each of the Buyer and Merger Sub of this Agreement and any other agreement contemplated hereby, nor the performance by the Buyer and Merger Sub of their respective obligations hereunder or thereunder, nor the consummation by either of them of the transactions contemplated hereby and thereby, will: (a) conflict with or violate any provision of the charter, by-laws or other organizational documents of either of them, each as amended or restated to date; (b) require on the part of either of them any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, permit, indenture, instrument, Security Interest or other arrangement to which either of them is a party or by which either of them is bound or to which any of their respective assets is subject; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either of them or any of their respective properties or assets.

3.4. Broker Fees. Neither the Buyer nor Merger Sub has any liability or obligation for any fee, commission or other compensation on account of the employment of a broker, finder or agent in connection with the transactions contemplated hereby.

3.5. Funding. The Buyer has and will have sufficient funds available to enable it to pay the total Merger Consideration and, if positive, the Adjustment Amount pursuant to the terms of this Agreement and to pay and perform its other obligations under this Agreement. The Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding the Buyer’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

4. Covenants.

4.1. Access to Management, Properties and Records.

(a) From the date hereof until the Closing Date, subject to Applicable Law, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company and CMS, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and CMS, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company and CMS as the Buyer shall reasonably request. Any information obtained by the Buyer pursuant to this Section 4.1 shall be deemed “Confidential Information” under that certain Confidentiality Agreement dated as of August 17, 2005 between the Company and the Buyer, as amended (the “Confidentiality Agreement”).

(b) Within 15 days after the end of each fiscal month ending prior to the Closing, beginning with fiscal January 2008, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Unaudited Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and CMS on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and CMS.

4.2. Public Announcements. The parties agree that prior to the Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the transactions contemplated hereby, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company and the Buyer, unless otherwise required by Applicable Law or the rules and regulations of the Securities and Exchange Commission or The Nasdaq Stock Market.

4.3. Conduct of Business. Except as expressly required by this Agreement, from the date hereof and prior to the Closing, the Company shall, and shall cause CMS to, operate their businesses only in the Ordinary Course of Business and in compliance with all legal requirements of any Governmental Entity. The Company shall carry on its business, and shall cause CMS to carry on its business, diligently and substantially in the same manner as heretofore carried on and (a) shall not make or institute any new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer and (b) and shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. All of the property of the Company and CMS shall be used, operated, repaired and maintained in a good working condition. In addition, from the date hereof through the Closing Date, the Company shall and shall cause CMS to (i) accept customer orders in the Ordinary Course of Business, and (ii) continue to make regularly scheduled payments pursuant to the terms of any Material Contract with respect to any indebtedness, if any, in existence as of the date of this Agreement.

4.4. Absence of Material Changes. Without the prior written consent of the Buyer, the Company shall not, and shall cause CMS not to:

(a) take any action to amend its charter, by-laws or other organizational documents;

(b) issue any stock (other than pursuant to the exercise of Options), bonds or other corporate securities, grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities or amend any of the terms of (including the vesting of) any Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(c) incur, create or assume any obligation, liability (absolute or contingent) or indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, in each case except current liabilities incurred in the Ordinary Course of Business;

(d) mortgage, pledge, or subject to any Security Interest any of their respective assets or properties;

(e) acquire, sell, assign, lease, license or transfer any of its assets, except for (i) purchases of inventory in the Ordinary Course of Business and (ii) inventory sold or returned to vendors in the Ordinary Course of Business;

(f) cancel any debts or claims or discharge or satisfy any Security Interest, in each case except in the Ordinary Course of Business;

(g) merge or consolidate with or into any corporation or other entity or split, combine or reclassify any shares of its capital stock;

(h) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than distributions for taxes and the distribution contemplated by Section 4.13;

(i) make, accrue or become liable for any bonus, profit sharing or incentive payment or enter into, adopt or amend any Employee Plan or any employment or severance agreement or arrangement, except for accruals under existing Employee Plans, if any, increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases to employees (but not officers or directors) in the Ordinary Course of Business or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(j) make any election, file any Tax Return or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any such consent or compromise or settle any claim for past or present Tax due;

(k) modify, amend, alter, terminate or take or omit to take any action that would constitute a violation of or default under any Material Contract or, except in the Ordinary Course of Business for any offer of employment or contract of employment to or with a person based in the United Kingdom, enter into an agreement of a nature that would constitute a Material Contract;

(l) modify, amend, alter or terminate any Employee Plan;

(m) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(n) make or commit to make any capital expenditure in excess of $50,000 per item or $200,000 in the aggregate;

(o) institute or settle any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation;

(p) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Section 5 not being satisfied;

(q) fail to use commercially reasonable efforts to preserve the validity of any Company Intellectual Property or Permit; or

(r) agree in writing or otherwise to take any of the foregoing actions.

4.5. Reasonable Efforts. Subject to the terms and conditions herein provided, the Company and the Buyer each agree to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under Applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and the Buyer each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of, or any exemptions by, all third parties and administrative agencies or commissions or other governmental or regulatory authorities necessary to consummate the transactions contemplated by this Agreement.

4.6. Hart-Scott-Rodino Act Filings. The Buyer and the Company shall use their reasonable efforts to promptly make all required filings under the Hart-Scott-Rodino Act and under any other applicable competition laws outside the United States, shall cooperate with each other in the preparation of such filings, and shall furnish all follow-up information required in connection therewith; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated (a) to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act except to the extent it elects to do so in its sole discretion or (b) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its affiliates. The Buyer and the Company shall each be responsible for one half (1/2) of all filing fees required to be paid under the Hart-Scott-Rodino Act, provided that the Company shall not be responsible for more than $25,000 in the aggregate for such fees and for expenses incurred in connection with preparing and making all required filings under the Hart-Scott-Rodino Act and under any other applicable competition laws outside the United States.

4.7. Special Shareholder Meeting.

(a) As expeditiously as possible following the execution of this Agreement, and in any event within five (5) business day after the execution of this Agreement, the Company shall mail a written proxy or information statement to the Shareholders (the “Disclosure Statement”). The Disclosure Statement shall include a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Securityholders, the escrow arrangements and the authority of the Securityholders’ Representative, and a statement that the approval of this Agreement by the shareholders of the Company shall constitute approval of such terms). The Buyer shall provide to the Company any information for inclusion in preparation for such meeting that may be required by Applicable Law or that is reasonably requested by the Company. The Company, acting through its board of directors, shall include in the Disclosure Statement the unanimous recommendation of its board of directors that the shareholders of the Company vote in favor of this Agreement and the approval of the Merger.

(b) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or Merger Sub furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(c) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(d) Promptly after the date hereof, the Company will take all action necessary in accordance with the MBCA and the Company’s articles of organization and by-laws to convene a special meeting of shareholders to be held within twenty (20) days after the date hereof for purposes of voting upon the Merger. The Company will use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger Agreement and the Merger and will take all other actions necessary or advisable to secure the vote or consent of its shareholders required by the MBCA to obtain such approvals.

4.8. Exclusivity. From the date hereof through the Closing Date or earlier termination of this Agreement pursuant to Section 8, neither the Company nor any Principal Shareholder shall, and the Company shall not authorize or permit its affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in, initiate discussions or negotiations with or otherwise facilitate, or provide any information to, any person or group of persons (other than the Buyer) in furtherance of any merger, sale of assets, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, financing transaction, sale of shares of capital stock or similar transactions involving the Company or CMS. The Company or the relevant Principal Shareholder, as applicable, shall (a) immediately notify the Buyer (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, any information is requested with respect to the transactions contemplated hereby or any offer is made with respect to the Company, CMS, the Common Stock, or any of the material assets of the Company (“Alternative Proposal”), (b) include in such notification the terms of any such Alternative Proposal or offer that they may receive with respect thereto (and provide the Buyer with a copy thereof in writing), including the identity of the soliciting party, and (c) keep the Buyer informed with respect to the status of the foregoing.

4.9. Employees.

(a) The Buyer agrees that during the period beginning on the Closing Date and ending on the earlier of (i) the first anniversary of the Closing Date and (ii) December 31, 2008, all employees of the Company shall be employed on terms and conditions, including but not limited to, wages and salaries and incentive compensation opportunities, health, dental, retirement and other benefit plans, but specifically excluding any stock option, stock purchase or other stock-based plans, which are comparable in the aggregate to the terms and conditions offered by the Company immediately prior to the date hereof, subject to any changes that are permitted between the date hereof and the Closing Date pursuant to Section 4.4, and except for any changes after the Closing Date that are made in the Ordinary Course of Business or are required by Applicable Law. The Buyer shall waive any requirements or conditions under its benefit plans that relate to length of participation in such benefit plans. The Buyer shall waive any pre-existing condition limitations under its health benefit programs and shall provide credit for any deductibles and co-payments applied or made with respect to each such employee in the calendar year of the change in plan. Immediately following the Closing, each employee of the Company listed on Schedule 4.9(a) shall have the title listed next to his or her respective name. Nothing contained in this Agreement shall confer upon any employee of the Company any right with respect to the continued employment or to a particular position with the Buyer following the Closing.

(b) Employees of the Company shall receive credit for purposes of eligibility to participate, vesting, severance and vacation benefit accrual and eligibility to receive benefits, under any employee benefit plan, program or arrangement established or maintained by the Buyer or any of its respective subsidiaries for service accrued or deemed accrued prior to the

Closing Date with the Company or any of its subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or funding of any such benefit for any period of service.

4.10. Notice of Breaches.

(a) From the date of this Agreement until the Closing, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty of the Company in this Agreement or any statement of the Company in the Company Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing if made as of such later date. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty of the Company in this Agreement or any statement of the Company in the Company Disclosure Schedule. Notwithstanding the foregoing, if (i) such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (without breach of Section 4.3, 4.4 or 4.8), (ii) such supplemental information is accompanied by a written statement from the Company at least two (2) business days prior to the scheduled Closing Date informing the Buyer that the Buyer and Merger Sub are entitled to terminate this Agreement in accordance with the provisions of Section 8.3 as a result of such supplemental information (which statement shall be binding on the Company) (such written statement, a “Termination Right Notice”), and (iii) the Buyer and Merger Sub would, in fact, have the right to terminate this Agreement pursuant to Section 8.3 as a result of the information so disclosed, the parties shall negotiate in good faith to seek a mutually acceptable agreement regarding the extent to which indemnification shall be available pursuant to Section 6.2 for any Losses (as defined in Section 6.2(a)) suffered or incurred by a Buyer Indemnitee (as defined in Section 6.2(a)) in connection with the event or circumstance identified in the Termination Right Notice. The parties shall engage in such good faith negotiation for a period ending on the earliest of (x) the date on which the parties enter into an amendment to this Agreement or other written agreement to reflect such resolution, (y) the thirtieth (30th) day following the delivery of the Termination Right Notice and (z) June 5, 2008, during which period the Closing shall be deferred. If the parties are unable to reach a mutually acceptable agreement by the earlier of (y) and (z) in the preceding sentence, the Buyer and Merger Sub may elect (A) to terminate this Agreement pursuant to Section 8.3 or (B) to proceed with the Closing irrespective of the Termination Right Notice, provided that if the Buyer and Merger Sub elect to proceed with the Closing, (I) the Buyer Indemnitees shall only be entitled to indemnification with respect to the event or circumstance identified in the Termination Right Notice for up to an aggregate of $2,500,000 and (II) at Closing, an additional $2,500,000 of the Merger Consideration shall be delivered to the Escrow Agent to be held in the Escrow Funds for the sole purpose of providing security for the Securityholders’ indemnification obligations with respect to the event or circumstance identified in the Termination Right Notice.

(b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing if made as of such later date. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty of the Buyer in this Agreement.

4.11. Contact with Customers and Suppliers. The Company shall, if requested by the Buyer, introduce the Buyer to customers and suppliers of the Company for the purpose of facilitating the post-Closing integration of the Company and its business into that of the Buyer.

4.12. Indemnification of Directors and Officers. All rights to indemnification and exculpation by the Company in existence in the articles of organization or by-laws of the Company as of the date of this Agreement in favor of each person who is now or has been before the date hereof, or who becomes before the Effective Time an officer or director of the Company or CMS (each, a “Covered Person”), shall survive the Merger, and the Buyer shall cause the Surviving Corporation to continue such rights in full force and effect, for six (6) years following the Effective Time, except for any changes which may be required to conform with changes in Applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time, and to perform its obligations with respect thereto. Each Covered Person is intended to be a third party beneficiary of this section. This section shall survive the consummation of the Merger and shall be binding on all successors and assigns of the Surviving Corporation.

4.13. Dividend Prior to Closing. At least eight (8) business days before the Closing Date, the Company shall deliver to the Buyer a certificate setting forth the Company’s best estimate of the amount of cash and cash equivalents of the Company (on a consolidated basis) as of the close of business on the Closing Date, together with all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer. Such certificate shall be prepared using the same accounting principles, practices, procedures, policies and methods, and using consistent classifications, judgments, and valuation and estimation methodologies, as were used in the preparation of the Unaudited Financial Statements, and in accordance with GAAP applied consistently with the Company’s past practices (in each case, to the extent such accounting principles, practices, procedures, policies, methods, classifications, judgments, valuation and estimation methodologies and past practices are consistent with GAAP). No earlier than the delivery of such certificate, but before the Effective Time, and to the extent permitted by Applicable Law, the Company shall distribute to its equity holders (whether by dividend to its shareholders, compensatory payments to holders of options to purchase its capital stock or otherwise, or a combination of any such methods) such amount of the Company’s cash as is equal to (a) the amount of cash and cash equivalents set forth in the certificate delivered pursuant to this Section, minus (b) $5,000,000.

5. Conditions to Closing.

5.1. Conditions to Each Party’s Obligation to Close. The respective obligations of each party to consummate the Merger are subject to the fulfillment, at the Closing Date, or waiver, at the sole discretion of the waiving party, of each of the following conditions:

(a) Shareholder Approval. The requisite approval of the Merger and this Agreement by the Shareholders shall have been obtained.

(b) Hart-Scott-Rodino Act. Any waiting period (or any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Act and under any other applicable U.S. antitrust laws shall have expired or been terminated.

(c) Absence of Certain Proceedings. No judgment, order, decree, stipulation or injunction prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

5.2. Conditions to the Obligations of Buyer and Merger Sub. The obligations of the Buyer and Merger Sub to consummate the Merger is subject to the fulfillment, at the Closing Date, or waiver, at the sole discretion of the Buyer, of the following conditions:

(a) Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and Obligations. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), except to the extent that the failure of any such representation or warranty to be true and correct is the result of events or circumstances occurring subsequent to the date of this Agreement and for which the failure of such representations and warranties to be true on and as of the Closing Date, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect. The Company shall have performed and complied, in all material respects, with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(b) No Company Material Adverse Effect. There shall have occurred no change, event, circumstance or development which, individually or taken together with all other changes, events, circumstances or developments, has had, or could reasonably be expected in the future to have, a Company Material Adverse Effect.

(c) Legal Proceedings. No Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(d) Officers’ Certificate. The Company shall have delivered to the Buyer and Merger Sub a certificate (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in clauses (a), (b), (c), (f) and (h) of this Section 5.2 is satisfied in all respects.

(e) Clerk’s Certificate. The Company shall have delivered to the Buyer a certificate of the Clerk of the Company dated the Closing Date as to (a) the Company’s articles of organization and by-laws, as in effect on and as of the Closing Date, (b) the resolutions of the board of directors and shareholders of the Company authorizing and approving the execution, delivery and performance by the Company of this Agreement and all transactions related hereto, and (c) the incumbency of the officers of the Company executing this Agreement or any other agreement or instrument delivered in connection herewith.

(f) Waivers, Permits and Consents. The Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Section 2.3 of the Company Disclosure Schedule and all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, in each case pertaining to the Company or CMS, which are necessary for the consummation of the transactions contemplated by this Agreement or are material to the conduct of the business of the Company and CMS.

(g) FIRPTA Certificate. The Company shall deliver, or cause to be delivered, to the Buyer and to the Internal Revenue Service an executed affidavit, dated not more than thirty (30) days prior to the Closing Date, in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, which statement certifies that the Company is not a U.S. real property holding corporation and that no interests in the Company are U.S. real property interests.

(h) Dissenting Shares. The total number of Dissenting Shares (and shares eligible to become Dissenting Shares) shall not exceed 4,400.

(i) Resignations. The Buyer shall have received copies of the resignations, effective as of the Closing, of each director and statutory officer of the Company and CMS (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary).

(j) Escrow Agreement. The Buyer shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Securityholders’ Representative.

(k) Legal Opinion. The Buyer shall have received from Edwards Angell Palmer & Dodge LLP, counsel to the Company and the Securityholders, an opinion in the form attached hereto as Exhibit H addressed to the Buyer and dated as of the Closing Date.

(l) Estoppel Certificates. The Buyer shall have received an estoppel certificate from the lessor of the Company’s Canton, Massachusetts facility consenting to the Merger and the other transactions contemplated hereby, and certifying that the lease for such facility is in full force and effect; that the copy of the lease delivered to the Buyer is true, correct and complete; that there are no defaults or outstanding claims by either the lessor or the Company or CMS under the lease or in connection with such facility; and that the lessor carries the insurance required to be carried by the lessor under the lease for such facility.

(m) Option Cancellation Agreements. The Buyer shall have received an Option Cancellation Agreement from each holder of an Option outstanding immediately prior to the Effective Time.

(n) Debt Facilities. The Buyer shall have received evidence that the Company has terminated the $3,500,000 revolving line of credit (the “Revolver”) that it maintains with Citizens Bank pursuant to the Loan and Security Agreement, dated as of March 6, 2002, by and between the Company and Citizens Bank of Massachusetts, as amended on October 28, 2004, March 1, 2005 and November 22, 2005 (the “Citizens Agreement”), and, if requested by the Buyer at least three (3) business days prior to the Closing, the Buyer shall have received evidence that the Company has terminated the entire debt facility maintained by the Company pursuant to the Citizens Agreement, including without limitation the Revolver and the $300,000 non-revolving standby letter of credit.

(o) Additional Certificates. The Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and CMS in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified) as it shall reasonably request at least three (3) business days before the Closing.

5.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the fulfillment, at the Closing Date, or waiver, at the sole discretion of the Company, of the following conditions:

(a) Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date. The Buyer shall have performed and complied, in all material respects, with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. The Company and the Securityholders’ Representative shall have received a certificate from the Buyer as to the matters described in this section signed by a duly authorized officer.

(b) Secretary’s Certificates.

(i) Merger Sub shall have delivered to the Company and the Securityholders’ Representative a certificate of its Secretary dated the Closing Date as to (A) its articles of organization and by-laws, as in effect on and as of the Closing Date, and (B) the resolutions of its board of directors and shareholder authorizing and approving its execution, delivery and performance of this Agreement and all transactions related hereto.

(ii) The Buyer shall have delivered to the Company and the Securityholders’ Representative a certificate of its Secretary dated the Closing Date as to (i) the resolutions of its board of directors authorizing and approving the execution, delivery and performance by the Buyer of this Agreement and all transactions related hereto and (ii) the incumbency of the officers of the Buyer executing this Agreement or any other agreement or instrument delivered in connection herewith.

(c) Escrow Agreement. The Company shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Buyer.

6. Indemnification.

6.1. Survival of Representations. Except for claims based on fraud or knowing misrepresentation, all representations and warranties made by the Company and the Buyer in this Agreement, or in any instrument or document furnished pursuant to this Agreement or in connection with the Merger, shall survive the Closing for a period of fifteen (15) months, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.14, 3.1, 3.2 and 3.4 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.11, 2.12 and 2.13 shall survive until 60 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnitee (as defined in Section 6.4) delivers to an Indemnitor (as defined in Section 6.4), before expiration of a representation or warranty, a notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims identified in or arising from the matter covered by such notice. The rights to indemnification set forth in this Section 6 and Section 7.2 shall not be affected by (a) any investigation conducted by or on behalf of an Indemnitee or any knowledge acquired (or capable of being acquired) by an Indemnitee, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (b) subject to the provisions of Section 4.10(a), any waiver by an Indemnitee of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.2. By the Securityholders.

(a) Subject to the limitations set forth in Sections 4.10(a) and 6.6, and except to the extent indemnification is otherwise provided by Section 7.2, if the Closing occurs, thereafter, the Securityholders, jointly and severally, hereby indemnify and hold harmless the Buyer, the Surviving Corporation and their respective directors, officers, employees, affiliates and assigns (collectively, the “Buyer Indemnitees”) from and against all claims, damages, debts, losses, liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, fines, fees, penalties, interest obligations, deficiencies, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the “Losses”) suffered or incurred by a Buyer Indemnitee in connection with each and all of the following:

(i) any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or any other agreement or instrument furnished by the Company to the Buyer pursuant to Section 5.2 of this Agreement;

(ii) any breach or failure to perform at or before the Closing any covenant, agreement or obligation of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to Section 5.2 of this Agreement;

(iii) any breach or failure to perform at or after the Closing any covenant, agreement or obligation of the Securityholders’ Representative in this Agreement or the Escrow Agreement;

(iv) any failure of any Securityholder to have good, valid and marketable title to the issued and outstanding Common Stock issued in the name of such Securityholder, free and clear of all Security Interests (with respect to which the Securityholders’ indemnification obligation shall be several and not joint);

(v) except for such claims that fall under Section 6.2(a)(ix), any claim by a Shareholder or former shareholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of capital stock of the Company; (ii) any rights of a shareholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the articles of incorporation or by-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

(vi) any unpaid Transaction Expenses;

(vii) any portion of the Adjustment Amount in excess of the Working Capital Escrow Funds;

(viii) any obligations of the Company, the Buyer or the Surviving Corporation arising out of the indemnification or exculpation arrangements maintained by the Company or CMS prior to the Closing, or the Buyer or the Surviving Corporation after the Closing pursuant to Section 4.12, that are based on actual or alleged actions or omissions of any Covered Person prior to the Closing; and

(ix) any claim by Roland Hawkins (“Hawkins”), his estate or any other person or entity seeking to assert, or based upon, any claim that the shares of Common Stock that Hawkins previously owned were wrongfully repurchased by the Company or were repurchased for inadequate consideration.

(b) Subject to the limitations set forth in Section 6.6, if the Closing occurs, thereafter, each Principal Shareholder hereby indemnifies and holds harmless the Buyer Indemnitees from and against all Losses suffered or incurred by a Buyer Indemnitee in connection with any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty made by such Principal Shareholder in Section 2.31 of this Agreement.

(c) Subject to the limitations set forth in Section 6.6, if the Closing occurs, thereafter, each Additional Shareholder hereby indemnifies and holds harmless the Buyer Indemnitees from and against all Losses suffered or incurred by a Buyer Indemnitee in connection with any breach or inaccuracy, as of the date of this Agreement or as of the Closing

Date, of any representation or warranty made in the Joinder Agreement delivered by such Additional Shareholder.

6.3. By the Buyer. Subject to the limitations set forth in Section 6.6, if the Closing occurs, the Buyer hereby indemnifies and holds harmless the Securityholders and all of their respective heirs, successors and assigns (collectively, the “Securityholder Indemnitees”) from and against all Losses suffered or incurred by a Securityholder Indemnitee in connection with each and all of the following:

(a) any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty made by the Buyer or Merger Sub in this Agreement or any other agreement or instrument furnished by the Buyer or Merger Sub to the Securityholders pursuant to Section 5.3 of this Agreement; and

(b) any breach or failure to perform any covenant, agreement or obligation of the Buyer, Merger Sub or the Surviving Corporation contained in this Agreement or any other agreement or instrument furnished by the Buyer, Merger Sub or the Surviving Corporation to the Securityholders pursuant to Section 5.3 of this Agreement.

6.4. Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 6 or Section 7.2, the person seeking indemnification (the “Indemnitee”) shall promptly notify (i) if sought under Sections 6.2 or 7.2, the Securityholders’ Representative, or (ii) if sought under Section 6.3, the Buyer (as applicable, the “Indemnitor”), in each case, of the claim and, when known, the facts constituting the basis for such claim (a “Notice of Claim”). No delay or failure on the part of the Indemnitee in so notifying the Indemnitor shall relieve the Indemnitor of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom, to the extent then known by the Indemnitee. Within thirty (30) days after delivery of a Notice of Claim, the Indemnitor shall deliver to the Indemnitee a response, in which the Indemnitor shall: (i) agree that the Indemnitee is entitled to receive all of the claimed amount (in which case the response shall be accompanied by a payment by the Indemnitor to the Indemnitee of the claimed amount, by check or by wire transfer; provided that if the Indemnitee is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnitor and the Indemnitee shall deliver to the Escrow Agent, within three (3) days following the delivery of the response, a written notice executed by the Buyer and the Securityholders’ Representative instructing the Escrow Agent to pay to the Buyer an amount of Escrow Funds equal to the claimed amount), (ii) agree that the Indemnitee is entitled to receive a portion of the claimed amount (in which case the response shall be accompanied by a payment by the Indemnitor to the Indemnitee of the amount so agreed upon, by check or by wire transfer; provided that if the Indemnitee is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnitor and the Indemnitee shall deliver to the Escrow Agent, within three (3) days following the delivery of the response, a written notice executed by the Buyer and the Securityholders’ Representative instructing the Escrow Agent to pay to the Buyer an amount of Escrow Funds equal to such agreed upon amount) or (iii) dispute that the Indemnitee is entitled to receive any of the claimed amount.

Acceptance by the Buyer of partial payment of any claimed amount shall be without prejudice to the Buyer’s right to claim the balance of any such claimed amount. If the Securityholders’ Representative or the Buyer, as applicable, does not respond to a Notice of Claim within thirty (30) days after receipt of such Notice of Claim, such failure to respond shall be deemed to be an acceptance of the Indemnitee’s right to receive all of the claimed amount set forth in such Notice of Claim.

6.5. Defense.

(a) In connection with any claim that may give rise to indemnity under this Agreement resulting from or arising out of any claim or legal proceeding by a person other than the Indemnitee, the Indemnitor, may, upon written notice to the Indemnitee, assume the defense of any such claim or legal proceeding with counsel reasonably acceptable to the Indemnitee (confirmation of which not to be unreasonably delayed), provided that (i) the Indemnitor may only assume control of such defense if (A) it acknowledges in writing to the Indemnitee that any damages, fines, costs or other liabilities that may be assessed against the Indemnitee in connection with such third party claim constitute Losses for which the Indemnitee shall be indemnified pursuant to this Section 6 or Section 7.2, (B) the ad damnum in such third party claim, taken together with the estimated costs of defense thereof and the claimed amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the then remaining unused portion of the Cap (as defined in Section 6.6(b)), and (C) in the case of a claim against a Buyer Indemnitee, an adverse resolution of the third party claim would not have a material adverse effect on the goodwill or reputation of the Buyer or the business, operations or conduct of the Surviving Corporation and (ii) the Indemnitor may not assume control of the defense of any third party claim involving Taxes or criminal liability or in which equitable relief is sought against the Indemnitee. If the Indemnitor does not, or is not permitted under the terms hereof to, so assume control of the defense of a third party claim, the Indemnitee shall control such defense. The party not controlling such defense (the “Non-controlling Party”) may participate in such defense at its own expense. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such third party claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such third party claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such third party claim. The fees and expenses of counsel to the Indemnitee with respect to a third party claim shall be considered Losses for purposes of this Agreement if (i) the Indemnitee controls the defense of such third party claim pursuant to the terms of this Section 6.5 or (ii) the Indemnitor assumes control of such defense and the Indemnitee and the Indemnitor have conflicting interests or different defenses available with respect to such third party claim. Neither the Securityholders’ Representative nor any Securityholder shall agree to any settlement of, or the entry of any judgment arising from, any third party claim without the prior written consent of the Buyer, provided that the consent of the Buyer shall not be required if the Securityholders’ Representative agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer Indemnitees from further liability and has no other adverse effect on the Buyer. Except as provided in Section 6.5(b), the Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such third party claim without the prior written consent of the Securityholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding the other provisions of this Section 6.5, if a customer or supplier of the Company or CMS asserts (other than by means of a lawsuit) that a Buyer Indemnitee is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which a Buyer Indemnitee may be entitled to indemnification pursuant to this Section 6 or Section 7.2, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, up to a maximum amount of $500,000, without prior notice to or consent from the Securityholders’ Representative, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Section 6, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Section 6, for any such Losses for which it is entitled to indemnification pursuant to this Section 6 or Section 7.2 (subject to the right of the Securityholders’ Representative to dispute the Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Section 6).

6.6. Limits. Notwithstanding anything to the contrary contained in this Agreement, all of the following limitations shall apply to all indemnification claims under this Agreement:

(a) the Securityholders shall only be liable with respect to claims under Section 6.2(a)(i) for that portion of the aggregate Losses related to such claims, considered together, that exceeds two hundred eighty thousand dollars ($280,000) (the “Deductible”), provided that the limitations set forth in this Section 6.6(a) shall not apply to (i) claims based on fraud or knowing misrepresentation, (ii) claims pursuant to Section 6.2(a)(i) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.12, 2.13 or 2.14, or (iii) claims pursuant to Section 7.2 ((i), (ii) and (iii) together, the “Excluded Matters”);

(b) except for claims relating to the Excluded Matters and claims pursuant to Sections 6.2(a)(viii) and (ix), the aggregate liability of all Securityholders for all Losses under this Section 6 shall not exceed eight million seven hundred fifty thousand dollars ($8,750,000) (the “Cap”). In addition, in no event shall the liability of any Securityholder with respect to any claim (including any claim with respect to an Excluded Matter or pursuant to Section 6.2(a)(viii) or (ix)) exceed the lesser of (i) the proceeds actually received by such Securityholder pursuant to this Agreement and the Escrow Agreement and (ii) the product of (x) the total amount of such claim multiplied by (y) such Securityholder’s Pro Rata Percentage; provided, however, that the maximum liability of each Principal Shareholder and Additional Shareholder (together, each a “Special Indemnifying Shareholder”) with respect to any claim (including any claim with respect to an Excluded Matter or pursuant to Section 6.2(a)(viii) or (ix)) shall be equal to the lesser of (i) the proceeds actually received by such Special Indemnifying Shareholder pursuant to this Agreement and the Escrow Agreement and (ii) 121% of the product of (x) the total amount of such claim multiplied by (y) such Special Indemnifying Shareholder’s Pro Rata Percentage; and further provided that in no event shall the liability of any Securityholder with respect to all claims in the aggregate (including claims with respect to an

Excluded Matter or pursuant to Section 6.2(a)(viii) or (ix)) exceed the proceeds actually received by such Securityholder pursuant to this Agreement and the Escrow Agreement;

(c) except for claims relating to the Excluded Matters and claims pursuant to Section 6.2(a)(viii) or (ix), all claims under Section 6.2 shall be satisfied only from the Escrow Funds held pursuant to the Escrow Agreement and no person shall have any right to recover from any person who was a holder of Common Stock or Options immediately prior to the Effective Time. Notwithstanding the foregoing, the Buyer shall not attempt to collect any Losses directly from any Securityholder unless the Escrow Funds are insufficient to satisfy such Losses pursuant to the Escrow Agreement;

(d) the Buyer shall only be liable with respect to claims under Section 6.3(a) for that portion of the aggregate Losses related to such claims, considered together, that exceeds the Deductible, provided that the limitations set forth in this Section 6.6(d) shall not apply to (i) claims based on fraud or knowing misrepresentation, or (ii) claims pursuant to Section 6.3(a) relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.4 ((i) and (ii) together, the “Buyer Excluded Matters”);

(e) except for claims relating to the Buyer Excluded Matters, the aggregate liability of the Buyer for all Losses under this Section 6 shall not exceed the Cap; and

(f) the amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually received by the Indemnitee as a result of any indemnification, contribution or other payment by any third party and (ii) any insurance proceeds or other amounts actually received by the Indemnitee from third parties with respect to such Losses. Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall an Indemnitee be required to pursue any insurance coverage or any third party with indemnification obligations or any other person responsible therefor in order to seek indemnification under this Section 6 or Section 7.2.

6.7. Exclusive Remedy. Except with respect to claims based on fraud or knowing misrepresentation or claims under any non-competition or non-solicitation agreement or any other agreement or instrument furnished by a Securityholder or the Securityholders’ Representative to the Buyer in connection with this Agreement (other than this Agreement and the Escrow Agreement) to which any of the Buyer Indemnitees or the Securityholder Indemnitees is a party, after the Closing, the rights of the Buyer Indemnitees and the Securityholder Indemnitees under this Section 6 and Section 7.2 shall be the sole and exclusive remedy of any of them with respect to claims covered by this Section 6 and Section 7.2 or otherwise relating to the transactions that are the subject of this Agreement.

7. Tax Matters.

7.1. Agreements Concerning Certain Tax Matters.

(a) The Securityholders’ Representative shall cause to be prepared all income Tax Returns for the Company for all Tax periods ending on or before the Closing Date that are due after the Closing Date (the “Pre-Closing Periods”). Such income Tax Returns shall be prepared in a manner consistent with the Company’s past practices. The Company and the

Buyer agree that the Company shall deduct the amount paid to the Optionholders pursuant to Section 1.8(b), plus any withholding Taxes that are deducted and withheld with respect to such payments pursuant to Section 1.11, on the Company’s income Tax Returns for the Tax period ending on the Closing Date in accordance with the Company’s normal method of accounting. The Securityholders’ Representative shall cause such income Tax Returns to be delivered to the Buyer for comment and approval, which approval shall not be unreasonably withheld, no later than forty-five (45) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file); provided, however, that the Buyer shall not be required to approve any Tax Return if it determines, in consultation with its Tax advisers, that the reporting of any item on such Tax Return poses a significant risk of the imposition of penalties or additional Tax. The Buyer shall cause such Tax Returns to be filed and shall cause to be duly and timely paid any Taxes owed by the Company on such Tax Returns; provided, however, that the Securityholders shall promptly reimburse the Buyer to the extent any payment the Buyer is required to make pursuant to this Section 7.1(a), together with any such payment pursuant to Section 7.1(b), exceeds the amount of the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Date Balance Sheet.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns with respect to the Company or in respect of its business, assets or operations. The Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that the Securityholders shall promptly reimburse the Buyer to the extent any payment the Buyer is required to make relates to the operations of the Company for any period ending (or deemed pursuant to Section 7.3(b) to end) on or before the Closing Date to the extent such portion of the payment, together with any payment pursuant to Section 7.1(a), exceeds the amount of the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Date Balance Sheet.

(c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and the Buyer shall consult with the Securityholders’ Representative concerning each such Tax Return and report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of the Securityholders’ Representative to the extent such reporting is allowable without significant risk of the imposition of penalties or additions to Tax as determined by the Buyer in consultation with its Tax advisors. The Buyer shall cause the Surviving Corporation to provide the Securityholders’ Representative with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Securityholders’ Representative) at least forty-five (45) days prior to the filing of such Tax Return, except that (i) in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided to the Securityholders’ Representative at least ten (10) days prior to the filing of such Tax Return and (ii) in the case of a Tax Return due within ninety (90) days following the Closing Date, the copy shall be provided to the Securityholders’ Representative in such shorter period of time prior to filing as the Buyer shall reasonably determine to be practicable.

(d) The Securityholders’ Representative and the Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section and any audit, litigation, claim for refund, or contest or defense against any assessment or other proposed adjustment, or other proceeding with respect to Taxes (a “Tax Proceeding”). Such cooperation shall include, but not be limited to, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation and information shall also include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any governmental body which relate to the Surviving Corporation or the Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any governmental body and records concerning the ownership and tax basis of property, which the requested party may possess. The Securityholders’ Representative and the Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Securityholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Securityholders’ Representative and the Buyer, as the case may be, shall allow the other party to take possession of such books and records.

(e) The Buyer shall control any Tax Proceeding with respect to the Surviving Corporation or the Company, provided that, with respect to any item the adjustment of which would cause any Securityholder to become obligated to make any payment pursuant to Section 7.2, the Buyer shall consult with the Securityholders’ Representative and not settle any such issue without the consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) All transfer, documentary, sales, use, stamp and registration Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne one-half by the Buyer and one-half from the Securityholders’ Representative Escrow Funds when due, and the Securityholders’ Representative will file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

7.2. Tax Indemnification by the Company Securityholders. The Securityholders, jointly and severally, hereby indemnify and hold harmless the Buyer Indemnitees, on an after-Tax basis, from and against (i) any and all Losses suffered or incurred by a Buyer Indemnitee in connection with any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty made by the Company in Section 2.11 of this Agreement or Section 2.11 of the Company Disclosure Schedule, (ii) the breach or failure to perform any covenant, agreement or obligation of the Company set forth in this Section 7, and (iii) without duplication, the following Taxes with respect to the Surviving Corporation and the Company:

(a) Any and all Taxes due and payable by the Surviving Corporation or the Company for any taxable period that ends (or is deemed pursuant to Section 7.3(b) to end) on or before the Closing Date in excess of any accruals or reserves (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) for Tax liabilities on the Closing Date Balance Sheet;

(b) Any liability of such entities for Taxes of other entities whether pursuant to Section 1.1502-6 of the Treasury Regulations (or any comparable or similar provision under state, local or foreign law), as transferee or successor, or pursuant to any contractual obligation for any period that ends (or is deemed pursuant to Section 7.3(b) to end) on or before the Closing Date; and

(c) Any federal, state, local or foreign Taxes attributable to the making of a Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Section 1374 of the Code, and (ii) any Tax imposed under Section 1.338(h)(10)-1 of the Treasury Regulations in excess of the accruals and reserves (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) for such Taxes reflected on the Closing Date Balance Sheet.

7.3. Allocation of Certain Taxes.

(a) If the Surviving Corporation or the Company is permitted, but not required, under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

(b) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Surviving Corporation and/or the Company shall be apportioned for purposes of Sections 2.11 and 7.2 between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date based on the actual operations of the Surviving Corporation and/or the Company, as the case may be, during such portions of the periods, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 7.3(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

7.4. Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, neither the Company nor the Surviving Corporation shall be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

7.5. Scope of Section 7. Any claim by any party relating to a breach by another party of their obligations under this Section 7 shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Section 6. Notwithstanding the foregoing or any other term or condition of Section 6, (i) claims for a breach of an obligation under this Section 7 may be made by a party at any time prior to the 60th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (ii) to the extent there is any inconsistency between the terms of Section 6 and this Section 7 with respect to Taxes, the provisions of this Section 7 shall govern.

8. Termination of Agreement.

8.1. Termination by Lapse of Time. This Agreement may be terminated by the Company or the Buyer on June 5, 2008, if the Closing has not occurred; provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a principal cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

8.2. Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written consent of the Company and the Buyer.

8.3. Termination by the Buyer for Breach. This Agreement may be terminated by the Buyer if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Company hereunder, and such breach (i) individually or in combination with any other such breach, would cause the condition set forth in Section 5.2(a) not to be satisfied and (ii) is not cured within ten (10) business days following delivery by the Buyer to the Company of written notice of such breach.

8.4. Termination by the Company for Breach. This Agreement may be terminated by the Company if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer hereunder, and such breach (i) individually or in combination with any other such breach, would cause the condition set forth in Section 5.3(a) not to be satisfied and (ii) is not cured within ten (10) business days following delivery by the Company to the Buyer of written notice of such breach.

8.5. Termination by Order. This Agreement may be terminated by the Company or the Buyer if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action, restraining, enjoining or otherwise prohibiting the Merger, and such order, decree or ruling shall have become final and nonappealable.

8.6. Termination for Failure to Obtain Shareholder Approval. Either the Company or the Buyer may terminate this Agreement by giving written notice to the other at any time after the Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the requisite shareholder approval, except that the Company may not terminate this Agreement if the failure to receive the requisite shareholder approval is a result of a breach of the Voting Agreement.

8.7. Availability of Remedies at Law. In the event of termination of this Agreement as provided in this Section 8, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any party hereto; provided, however, that any such termination shall not relieve any party hereto from liability for any willful breach of this Agreement.

9. Miscellaneous.

9.1. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

9.2. Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

if to the Company before the Closing:

Copley Controls Corporation

20 Dan Road

Canton, Massachusetts 02021

Attention: Matthew Lorber

Facsimile: (781) 828-1750

with copies (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Attention:	David Pokross
John W. Pickett
Facsimile:	(617) 227-4420

if to a Principal Shareholder, an Additional Shareholder or the

Securityholders’ Representative after the Closing:

Matthew Lorber

429 Summer Street

Westwood, Massachusetts 02090

with copies (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Attention:	David Pokross
John W. Pickett
Facsimile:	(617) 227-4420

if to the Buyer and/or Merger Sub and/or, after the Closing, the Surviving

Corporation:

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

Attention: Peter Howard-General Manager, Imaging Subsystems Division

Facsimile: (978) 977-6881

with copies (which shall not constitute notice) to:

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

Attention: General Counsel

Facsimile: (978) 977-6802

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz

Facsimile: (617) 526-5000

Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

9.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and Merger Sub, on the one hand, and the Company and the Securityholders’ Representative, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided that Merger Sub may assign its rights, interests and obligations hereunder to an affiliate of the Buyer. Any assignment in contravention of this provision shall be void.

9.4. Entire Agreement; Amendments; Attachments.

(a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties other than the Confidentiality Agreement, which shall remain in full force and effect.

(b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail.

(c) This Agreement may be amended by the parties at any time before or after shareholder approval of this Agreement and the Merger; provided, however, that after receipt of such approval, there shall be made no amendment that by Applicable Law requires further approval by the Shareholders without the further approval of such Shareholders; and provided, further, that after this Agreement is approved by the Shareholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Shareholders hereunder, without the further approval of such Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.5. Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.6. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, the Covered Persons (with respect to Section 4.12), the Buyer Indemnitees, the Securityholder Indemnitees and their permitted assigns, and, other than as set forth in Sections 6, 7 and 8, nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7. Governing Law; Submission to Jurisdiction. All questions concerning the validity, interpretation and performance of this Agreement shall be governed by and decided in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws and principles thereof. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, provided that, to the extent possible, any action or proceeding in the Massachusetts Superior Court system shall be held in the Business Litigation Sessions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.2, provided that nothing in this Section

9.7 shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

9.8. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

9.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

9.10. Securityholders’ Representative.

(a) In order to efficiently administer the provisions of this Agreement, including the defense and/or settlement of any claims under Section 6 or 7.2 hereof, if the Merger is approved by the Shareholders, effective upon such vote and without further act of any Securityholder, Matthew Lorber shall be appointed and shall act as the agent and attorney-in-fact for and on behalf of the Securityholders other than holders of the Dissenting Shares, if any (the “Securityholders’ Representative”). The Securityholders’ Representative shall, on behalf of the Securityholders:

(i) take all action permitted in connection with the implementation of those provisions of this Agreement and the Escrow Agreement that require or permit action by the Securityholders’ Representative,

(ii) take all action permitted in connection with the defense and/or settlement of any and all claims for which the Securityholders may be required to provide indemnification pursuant to Sections 6 or 7.2 hereof (including rejecting, contesting, negotiating, settling and resolving any such claims) and any claims that may be made against the Escrow Funds,

(iii) comply with orders of courts and determinations and awards of arbitrators with respect to claims,

(iv) review and take action with respect to Tax Returns pursuant to Section 7 hereof,

(v) give and receive all notices and service of process required or permitted to be given or received by the Securityholders or the Securityholders’ Representative under this Agreement or the Escrow Agreement,

(vi) take any and all such additional action as is contemplated to be taken by or on behalf of the Securityholders by the terms of this Agreement or of the Escrow Agreement or as may be necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, and

(vii) use and administer the Securityholders’ Representative Escrow Funds.

(b) All notices provided to and/or legal process served upon the Securityholders’ Representative in accordance with this Agreement or the Escrow Agreement shall be deemed to be provided to and/or served upon the Securityholders and shall be conclusive and binding upon the Securityholders. All decisions, actions, agreements, and instructions by the Securityholders’ Representative, including any consent, waiver, or agreement between the Securityholders’ Representative and any Buyer Indemnitee relating to the defense or settlement of any claim for which the Securityholders may be required to provide indemnification pursuant to Sections 6 or 7.2 hereof, shall be conclusive and binding upon the Securityholders, and the Buyer, each other Buyer Indemnitee and the Escrow Agent shall be entitled to rely conclusively thereon.

(c) Except as otherwise provided herein, any remaining amounts in the Securityholders’ Representative Escrow Funds shall, from time to time as determined by the Securityholders’ Representative in his sole and absolute discretion, be distributed by the Securityholders’ Representative to the Securityholders in accordance with each such Securityholder’s Pro Rata Percentage.

(d) The Securityholders’ Representative may employ and obtain the advice of legal counsel, accountants and other professional advisors and incur such other reasonable expenses on behalf of the Securityholders in connection with this Agreement and the Escrow Agreement, including without limitation to the defense of any claims thereunder, as the Securityholders’ Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Securityholders’ Representative. The fees and expenses incurred by the Securityholders’ Representative may be paid from the Securityholders’ Representative Escrow Funds. The Securityholders’ Representative shall be permitted to invest the Securityholders’ Representative Escrow Funds and shall be entitled to make distributions therefrom to itself to pay taxes, if any, incurred by the Securityholders’ Representative in connection with the such investments.

(e) The Securityholders’ Representative is authorized to act on behalf of the Securityholders notwithstanding any dispute or disagreement among the Securityholders. In taking any actions as Securityholders’ Representative, the Securityholders’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person he reasonably believes to be authorized thereunto. The Securityholders’ Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Securityholders’ Representative shall not be liable to any Securityholder for anything done, omitted or suffered in good faith by the Securityholders’ Representative based on such advice. The Securityholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and/or the Escrow Agreement and no implied covenants or obligations shall be read into this Agreement or the Escrow Agreement against the Securityholders’ Representative.

(f) The Securityholders’ Representative shall not have any liability to any Securityholder for any action taken, suffered or omitted by him as Securityholders’ Representative without gross negligence or willful misconduct. The Securityholders shall, severally and not jointly, in accordance with their Pro Rata Percentage, indemnify, defend and hold the Securityholders’ Representative harmless from and against any loss, damage, Tax, liability and expense that may be incurred or paid by the Securityholders’ Representative arising out of or in connection with the acceptance or administration of his duties (except as caused by the Securityholders’ Representative’s gross negligence or willful misconduct), including the legal costs and expenses of defending the Securityholders’ Representative against any claim or liability in connection with the performance of his duties. The Securityholders’ Representative shall be entitled, but not limited, to such indemnification from the Securityholders’ Representative Escrow Funds before any distribution thereof to the Securityholders.

(g) Matthew Lorber shall be the initial Securityholders’ Representative and shall serve as the Securityholders’ Representative until his resignation, which resignation shall not occur prior to the date that is fifteen (15) months after the Closing Date without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed, or until he dies or otherwise becomes unable to perform his duties and responsibilities hereunder and under the Escrow Agreement. In the event that Matthew Lorber resigns, dies or otherwise becomes unable to perform his obligations hereunder, Jack M. Fischer shall be deemed the Securityholders’ Representative. Jack M. Fischer accepts his future appointment pursuant to this Section 9.10(g). In the event that Jack M. Fischer resigns, dies or otherwise becomes unable to perform his duties and responsibilities hereunder and under the Escrow Agreement, whether before or after Matthew Lorber’s resignation, death or such inability, then the Securityholders holding (or who held prior to the Closing) a majority of the Pro Rata Percentages held by the Securityholders as of the Closing Date shall select a new Securityholders’ Representative, which new Securityholders’ Representative shall be reasonably acceptable to the Buyer. Each time a new Securityholders’ Representative is appointed pursuant to this Agreement, such Person shall accept such position in writing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

ANALOGIC CORPORATION

By:	/s/ James W. Green
Name:	James W. Green
Title:	President & CEO

MERGER SUB:

CANTON MERGER CORPORATION

By:	/s/ James W. Green
Name:	James W. Green
Title:	President

COMPANY:

COPLEY CONTROLS CORPORATION

By:	/s/ Matthew Lorber
Name:	Matthew Lorber
Title:	President

Signature Page to Agreement and Plan of Merger

PRINCIPAL SHAREHOLDERS:

BARRY H. FRIEDMAN REVOCABLE TRUST DATED JUNE 12, 2002

By:	/s/ Barry Friedman
Name:	Barry Friedman
Title:	Co-Trustee

By:	/s/ Barbara Friedman
Name:	Barbara Friedman
Title:	Co-Trustee

/s/ Barbara R. Burwen
Barbara R. Burwen

/s/ Diane S. Burwen
Diane S. Burwen

/s/ Richard S. Burwen
Richard S. Burwen

/s/ Russell W. Burwen
Russell W. Burwen

/s/ Ronald Parker, Jr.
Ronald Parker, Jr.

/s/ Priscilla J. Parker
Priscilla J. Parker

/s/ Peter Zicko
Peter Zicko

Signature Page to Agreement and Plan of Merger

JERRY KLIMA AND MARGARET SUSAN LORBER AS THE TRUSTEES OF SUMMER STREET 1993 TRUST – FUND A

By:	/s/ Jerry Klima
Name:	Jerry Klima
Title:	Co-Trustee

By:	/s/ M. S. Lorber
Name:	Margaret Susan Lorber
Title:	Co-Trustee

JERRY KLIMA AND MARGARET SUSAN LORBER AS THE TRUSTEES OF SUMMER STREET 1993 TRUST – FUND B

By:	/s/ Jerry Klima
Name:	Jerry Klima
Title:	Co-Trustee

By:	/s/ M. S. Lorber
Name:	Margaret Susan Lorber
Title:	Co-Trustee

SECURITYHOLDERS’ REPRESENTATIVE:

/s/ Matthew Lorber
Matthew Lorber

Signature Page to Agreement and Plan of Merger

Exhibit A

Joinder Agreement

Reference is made to the Agreement and Plan of Merger, dated as                     , 2008 (the “Merger Agreement”), by and among Analogic Corporation, a Massachusetts corporation (the “Buyer”), Canton Merger Corporation, a Massachusetts corporation and a wholly owned subsidiary of the Buyer, Copley Controls Corporation, a Massachusetts corporation (the “Company”), the Principal Shareholders of the Company named therein, the Additional Shareholders of the Company named therein and the Securityholders’ Representative. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

1. Joinder. By his execution and delivery of this Joinder Agreement, dated as of                     , 2008, the undersigned hereby joins in, becomes a party to and agrees to be bound by the terms and conditions of Sections 6 and 9 of the Merger Agreement as an “Additional Shareholder.”

2. Representations and Warranties. The undersigned represents and warrants to the Buyer that the statements contained in this Joinder Agreement are true and correct as of the date of the Merger Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

(a) Review of Merger Agreement. The undersigned (i) has received a copy of the Merger Agreement, (ii) has reviewed the Merger Agreement and (iii) has had the opportunity to ask questions regarding the terms and conditions of the Merger Agreement.

(b) Authorization of Transaction; Enforceability. The undersigned has the legal capacity and full power and authority to execute and deliver this Joinder Agreement, to perform the undersigned’s obligations hereunder and under the Merger Agreement and to consummate the transactions contemplated hereby and by the Merger Agreement. This Joinder Agreement has been duly and validly executed and delivered by the undersigned and constitutes the valid and legally binding obligation of the undersigned, enforceable in accordance with its terms and conditions, subject in the case of enforceability to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(c) No Breach. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by the undersigned of this Joinder Agreement, nor the performance by the undersigned of the undersigned’s obligations hereunder or under the Merger Agreement, nor the consummation by the undersigned of the transactions contemplated hereby and by the Merger Agreement, will (i) require on the part of the undersigned any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity or (ii) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the undersigned, any shares of Common Stock or securities of the Company owned by the undersigned or any of the undersigned’s properties or assets.

(d) Undisclosed Relationships. Neither the undersigned nor any of his affiliates has any existing undisclosed contractual relationship with the Company or CMS. In addition, neither the undersigned nor any of his affiliates owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and CMS, except for ownership of not more than 1% (one percent) of the issued and outstanding amount or number of shares of any class of publicly traded debt or voting equity securities of any such entity.

The undersigned hereby authorizes this Joinder Agreement to be attached to the Merger Agreement or counterparts thereof.

[Name of Additional Shareholder]

Exhibit B

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”), dated as of                     , 2008, is made by and between the undersigned shareholder (the “Shareholder”) of Copley Controls Corporation, a Massachusetts corporation (the “Company”), and Analogic Corporation, a Massachusetts corporation (the “Buyer”).

RECITALS:

A. Concurrently with the execution of this Agreement, the Buyer, Canton Merger Corporation, a Massachusetts corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), the Company, the Principal Shareholders named therein, the Additional Shareholders named therein and Matthew Lorber, as the Securityholders’ Representative, are entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of the Company by the Buyer through the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

B. The Shareholder is the record or beneficial owner of Common Stock and, pursuant to the Merger Agreement, will receive cash consideration in respect of such Common Stock on the basis set forth in the Merger Agreement.

C. The Company is in the business of designing, manufacturing, marketing and selling pulse width modulated amplifiers (the “Company Business”).

D. The Buyer and the Shareholder acknowledge that it would be seriously detrimental to the Buyer if the Shareholder were to compete with the Company Business or make use of the Company’s proprietary information following consummation of the Merger.

E. As an inducement to the Buyer entering into the Merger Agreement, which the Shareholder acknowledges that the Buyer would otherwise not do if the parties did not concurrently enter into this Agreement, the Shareholder desires to agree with the Buyer as further provided herein.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1. Non-Competition. During the period commencing on the date of this Agreement and ending two (2) years after the Closing Date (the “Restricted Period”), other than Permitted Activities (as defined below), the Shareholder will not, directly or indirectly, (i) be employed by, consult or work as an independent contractor or agent for, or otherwise participate in, manage, control (control shall mean, with respect to any person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise), operate or finance any business or entity that is engaged in any aspect of the Company Business (a “Competitive Entity”), or (ii) invest or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, shareholder, joint venturer, investor, lender or other participant in) any Competitive Entity. “Permitted Activities”

shall mean owning not more than 1% (one percent) of the issued and outstanding amount or number of shares of any class of publicly traded debt or voting equity securities of any Competitive Entity.

2. Non-Solicitation of Employees. During the Restricted Period, the Shareholder will not, directly or indirectly, recruit, solicit or otherwise induce or influence, or attempt to recruit, solicit or otherwise induce or influence, any employee, consultant, contractor or agent of the Buyer, the Company, or any of their respective subsidiaries, to (i) terminate his or her employment or service with, or otherwise cease his or her relationship with, the Buyer, the Company, or any of their respective subsidiaries and/or (ii) accept employment, or enter into any consulting arrangement, with any person or business entity other than the Buyer, the Company, or any of their respective subsidiaries.

3. Non-Solicitation of Customers. During the Restricted Period, the Shareholder will not, directly or indirectly, solicit, divert or take away, or attempt to divert or to take away from the Buyer, the Company, or any of their respective subsidiaries, any business, clients or customers, or prospective business, clients or customers.

4. Non-Inducement of Customers. During the Restricted Period, the Shareholder will not, directly or indirectly, induce any customer, client, supplier, agent or other person under contract or otherwise associated or doing business with the Buyer, the Company, or any of their respective subsidiaries, to terminate, reduce or alter any such contract, association or business with the Buyer, the Company, or any of their respective subsidiaries.

5. Information. The Shareholder agrees to provide the Buyer with such information concerning any business activity as the Buyer may reasonably request in order to determine the Shareholder’s continued compliance with its obligations under this Agreement. The sole purpose of this Section 5 is to permit Buyer to determine the Shareholder’s continued compliance with his or her obligations under this Agreement.

6. Proprietary Information. From and after the Effective Time through the fifth anniversary of the Effective Time, the Shareholder and each of his, her or its affiliates shall not disclose or make use of any information relating to the Company Business that provides the Company with a competitive advantage (or that could be used to the Company’s disadvantage by a competitive business), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”), including, but not limited to: (a) specifications, manuals, software in various stages of development, and other technical data; (b) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (c) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) software systems, computer programs and source codes; (g) sources of supply; (h) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; and (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that the Shareholder can demonstrate (i) is generally available to the public (other than as a result of a disclosure by the Shareholder), (ii) was disclosed to the Shareholder by a third party under no obligation to keep such information confidential, or (iii) was independently developed by the Shareholder without reference to Proprietary Information and such Proprietary Information does not relate to the Company Business. Notwithstanding the foregoing, the Shareholder shall be permitted to disclose any of the Proprietary Information to the extent disclosure thereof is required by law or regulation (including requirements of applicable Tax laws or regulations) or in any proceeding regarding the resolution of any dispute with respect to this Agreement, the Merger Agreement or the Voting Agreement; provided, however, that in the event disclosure is required by law, regulation or in connection with any such proceeding, the Shareholder shall use his, her or its best efforts to provide the Buyer with prompt advance notice of such requirement so that the parties may seek an appropriate protective order.

7. Remedies. The parties to this Agreement agree that (i) if the Shareholder breaches any provision of this Agreement, the damage to the Buyer will be substantial and irreparable, although difficult to ascertain, and money damages will not afford the Buyer an adequate remedy, and (ii) if the Shareholder is in breach of this Agreement, or threatens a breach of this Agreement, the Buyer shall be entitled (upon such proof as required by a court of law), in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Agreement.

8. Continuation Upon Breach. If the Shareholder violates any of the provisions of this Agreement, the Shareholder shall continue to be bound by the restrictions set forth in this Agreement until a period of two (2) consecutive years has expired without any violation of this Agreement.

9. Representations.

9.1. The Shareholder represents and warrants that this Agreement is a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms to the fullest extent permitted under applicable federal, state and local law, subject only to the consummation of the Merger. The Buyer represents and warrants that this Agreement is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms to the fullest extent permitted under applicable federal, state and local law, subject only to the consummation of the Merger.

9.2. The Shareholder represents and warrants that he or she: (a) has carefully read this Agreement; (b) executes this Agreement with full knowledge of its contents, the legal consequences thereof, and any and all rights which each party may have with respect to one another; (c) has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; (d) has been advised to, and has had the opportunity to, consult with an attorney of his or her own choosing prior to entering into this Agreement; and (e) is entering into this Agreement of his or her own free will.

10. Release. Effective as of and conditioned upon the Closing, the Shareholder, on behalf of himself, herself or itself and each of his, her or its heirs, beneficiaries and assigns (“Related Persons”), hereby irrevocably, unconditionally and forever releases and discharges the Company and the Surviving Corporation and each of their respective past, present and future affiliates, subsidiaries, shareholders, successors and assigns, and their respective officers, directors, employees, consultants, advisors and representatives, from any and all commitments, indebtedness, suits, demands, obligations, actions, proceedings, contracts, agreements (express or implied), promises, agreements, damages, costs, expenses, fees and liabilities, whether asserted, unasserted, absolute, contingent, known or unknown, or otherwise, of every kind and nature, including, without limitation, all claims and causes of action both in law and in equity, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise, arising, or based on an event or circumstance occurring, on or before the Closing (all of the foregoing, collectively, “Released Claims”). Notwithstanding anything to the contrary herein, the Shareholder does not release, and nothing in this Section 10 shall be deemed to affect, (i) any claim of the Shareholder or the Shareholder’s Related Persons, or any obligation of the Buyer, for breach of the Merger Agreement or the Escrow Agreement, (ii) any claim covered by insurance to the extent that the Shareholder or any Related Person is listed as a third party beneficiary of such insurance (but solely to the extent that the proceeds of such insurance are actually collected with respect thereto), or (iii) any claim for indemnification or assertion of exculpation covered by the Company’s articles of organization or by-laws. The Shareholder hereby waives any and all rights in connection with the Released Claims described above in this Section 10 under any laws or regulations that limit a party’s ability to waive and release unknown claims.

11. Miscellaneous.

11.1. Enforceability; Severability. The Shareholder agrees that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company being acquired and are considered by the Shareholder to be reasonable for such purpose. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Each of the parties hereto intends that the provisions contained in this Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where such provisions are intended to be effective.

11.2. Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer, to:

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

Attention: Peter Howard-General Manager, Imaging Subsystems Division

Facsimile: (978) 977-6881

with a copy (which shall not constitute notice) to:

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

Attention: General Counsel

Facsimile: (978) 977-6802

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz

Facsimile: (617) 526-5000

If to the Shareholder:

To the address for notice set forth on the signature page hereof.

Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

11.3. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

11.4. Waivers and Amendments; No Implied Waivers; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. No waiver by the Buyer of any term or condition of this Agreement with respect to the Shareholder, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of any other agreement with respect to any other equity holder or employee of the Company or any other person or entity.

11.5. Governing Law, Submission to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, exclusive of its choice of law rules. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, provided that, to the extent possible, any action or proceeding in the Massachusetts Superior Court system shall be held in the Business Litigation Sessions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.2, provided that nothing in this Section 11.5 shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

11.6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

11.7. Termination if Merger Not Consummated. In the event that the Merger is not consummated and the Merger Agreement is validly terminated for any reason in accordance with its terms, this Agreement shall be null and void.

11.8. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

11.9. Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees and costs incurred in connection with such action or proceeding.

11.10. Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Non-Competition Agreement to be duly executed on the date and year first above written.

ANALOGIC CORPORATION

By:

Name:

Title:

SHAREHOLDER:

(sign here)

(print name)

Shareholder’s Address for Notice:

Signature Page to Non-Competition Agreement

Exhibit C

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”), dated as of                     , 2008, is made by and between the undersigned employee (the “Employee”) of Copley Controls Corporation, a Massachusetts corporation (the “Company”), and Analogic Corporation, a Massachusetts corporation (the “Buyer”).

RECITALS:

A. Concurrently with the execution of this Agreement, the Buyer, Canton Merger Corporation, a Massachusetts corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), the Company, the Principal Shareholders named therein, the Additional Shareholders named therein and Matthew Lorber, as the Securityholders’ Representative, are entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of the Company by the Buyer through the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

B. The Employee is the record or beneficial owner of Common Stock and/or Options and, pursuant to the Merger Agreement, will receive cash consideration in respect of such Common Stock and/or Options on the basis set forth in the Merger Agreement.

C. The Company is in the business of designing, manufacturing, marketing and selling pulse width modulated amplifiers (the “Company Business”).

D. The Employee is employed by the Company and possesses valuable knowledge and expertise about the Company Business and therefore is important to the ongoing operation of the Company.

E. The Buyer and the Employee acknowledge that it would be seriously detrimental to the Buyer if the Employee were to compete with the Company or make use of the Company’s proprietary information following consummation of the Merger.

F. As an inducement to the Buyer entering into the Merger Agreement, which the Employee acknowledges that the Buyer would otherwise not do if the parties did not concurrently enter into this Agreement, the Employee desires to agree with the Buyer as further provided herein.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1. Non-Competition. During the period commencing on the date of this Agreement and ending two (2) years after the Closing Date (the “Restricted Period”), other than Permitted Activities (as defined below), the Employee will not, directly or indirectly, anyplace in North America or Great Britain, (i) be employed by, consult or work as an independent contractor or agent for, or otherwise participate in, manage, control (control shall mean, with respect to any person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise), operate or finance any Competitive Entity (as defined below), except that the Employee shall be permitted to be an employee of or a consultant to a Competitive Entity as long as the services provided by the Employee are not related in any way to, or used for the benefit of, the Competitive Business (as defined below), or (ii) invest or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, shareholder, joint venturer, investor, lender or other participant in) any business or entity that is engaged in any aspect of the Competitive Business. For purposes of this Agreement:

1.1. “Competitive Business” shall mean (i) if the box labeled “PWM Motion Control Amplifiers” on the signature page is checked, the business of designing, manufacturing, marketing or selling pulse width modulated amplifiers used in motion control equipment, or (ii) if the box labeled “MRI Gradient Amplifiers” on the signature page is checked, the business of designing, manufacturing, marketing or selling pulse width modulated amplifiers used in magnetic resonance imaging systems;

1.2. “Competitive Entity” shall mean (i) if the box labeled “PWM Motion Control Amplifiers” on the signature page is checked, Danaher Corporation, Parker-Hannifin Corporation, ITT Corporation, MKS Inc. or Toshiba Teli Corporation, or any affiliate or successor to the business of any such entity, or (ii) if the box labeled “MRI Gradient Amplifiers” on the signature page is checked, General Electric Company, Siemens AG, Koninklijke Philips Electronics N.V., Hitachi, Ltd. or Performance Controls, Inc., or any affiliate or successor to the business of any such entity; and

1.3. “Permitted Activities” shall mean owning not more than 1% (one percent) of the issued and outstanding amount or number of shares of any class of publicly traded debt or voting equity securities of any Competitive Entity.

2. Non-Solicitation of Employees. During the Restricted Period, the Employee will not, directly or indirectly, recruit, solicit or otherwise induce or influence, or attempt to recruit, solicit or otherwise induce or influence, any employee, consultant, contractor or agent of the Buyer, the Company, or any of their respective subsidiaries, to (i) terminate his or her employment or service with, or otherwise cease his or her relationship with, the Buyer, the Company, or any of their respective subsidiaries and/or (ii) accept employment, or enter into any consulting arrangement, with any person or business entity other than the Buyer, the Company, or any of their respective subsidiaries.

3. Non-Solicitation of Customers. During the Restricted Period, the Employee will not, directly or indirectly, solicit, divert or take away, or attempt to divert or to take away from the Buyer, the Company, or any of their respective subsidiaries, any business, clients or customers, or prospective business, clients or customers.

4. Non-Inducement of Customers. During the Restricted Period, the Employee will not, directly or indirectly, induce any customer, client, supplier, agent or other person under contract or otherwise associated or doing business with the Buyer, the Company, or any of their respective subsidiaries, to terminate, reduce or alter any such contract, association or business with the Buyer, the Company, or any of their respective subsidiaries.

5. Information. The Employee agrees to provide the Buyer with such information concerning any business activity as the Buyer may reasonably request in order to determine the Employee’s continued compliance with its obligations under this Agreement. The sole purpose of this Section 5 is to permit Buyer to determine the Employee’s continued compliance with his or her obligations under this Agreement.

6. Proprietary Information. From and after the Effective Time through the fifth anniversary of the Effective Time, the Employee and each of his or her affiliates shall not disclose or make use of any information relating to the Company Business that provides the Company with a competitive advantage (or that could be used to the Company’s disadvantage by a competitive business), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”), including, but not limited to: (a) specifications, manuals, software in various stages of development, and other technical data; (b) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (c) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) software systems, computer programs and source codes; (g) sources of supply; (h) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; and (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that the Employee can demonstrate (i) is generally available to the public (other than as a result of a disclosure by the Employee), (ii) was disclosed to the Employee by a third party under no obligation to keep such information confidential, or (iii) was independently developed by the Employee without reference to Proprietary Information and such Proprietary Information does not relate to the Company Business. Notwithstanding the foregoing, the Employee shall be permitted to disclose any of the Proprietary Information to the extent disclosure thereof is required by law or regulation (including requirements of applicable Tax laws or regulations) or in any proceeding regarding the resolution of any dispute with respect to this Agreement, the Merger Agreement or the Voting Agreement; provided, however, that in the event disclosure is required by law, regulation or in connection with any such proceeding, the Employee shall use his or her best efforts to provide the Buyer with prompt advance notice of such requirement so that the parties may seek an appropriate protective order.

7. Remedies. The parties to this Agreement agree that (i) if the Employee breaches any provision of this Agreement, the damage to the Buyer will be substantial and irreparable, although difficult to ascertain, and money damages will not afford the Buyer an adequate remedy, and (ii) if the Employee is in breach of this Agreement, or threatens a breach of this Agreement, the Buyer shall be entitled (upon such proof as required by a court of law), in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Agreement.

8. Continuation Upon Breach. If the Employee violates any of the provisions of this Agreement, the Employee shall continue to be bound by the restrictions set forth in this Agreement until a period of two (2) consecutive years has expired without any violation of this Agreement.

9. Representations.

9.1. The Employee represents and warrants that this Agreement is a legal, valid and binding obligation of the Employee, enforceable against the Employee in accordance with its terms to the fullest extent permitted under applicable federal, state and local law, subject only to the consummation of the Merger. The Buyer represents and warrants that this Agreement is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms to the fullest extent permitted under applicable federal, state and local law, subject only to the consummation of the Merger.

9.2. The Employee represents and warrants that he or she: (a) has carefully read this Agreement; (b) executes this Agreement with full knowledge of its contents, the legal consequences thereof, and any and all rights which each party may have with respect to one another; (c) has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; (d) has been advised to, and has had the opportunity to, consult with an attorney of his or her own choosing prior to entering into this Agreement; and (e) is entering into this Agreement of his or her own free will.

10. Release. Effective as of and conditioned upon the Closing, the Employee, on behalf of himself or herself and each of his or her heirs, beneficiaries and assigns (“Related Persons”), hereby irrevocably, unconditionally and forever releases and discharges the Company and the Surviving Corporation and each of their respective past, present and future affiliates, subsidiaries, shareholders, successors and assigns, and their respective officers, directors, employees, consultants, advisors and representatives, from any and all commitments, indebtedness, suits, demands, obligations, actions, proceedings, contracts, agreements (express or implied), promises, agreements, damages, costs, expenses, fees and liabilities, whether asserted, unasserted, absolute, contingent, known or unknown, or otherwise, of every kind and nature, including, without limitation, all claims and causes of action both in law and in equity, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise, arising, or based on an event or circumstance occurring, on or before the Closing (all of the foregoing, collectively, “Released Claims”). Notwithstanding anything to the contrary herein, the Employee does not release, and nothing in this Section 10 shall be deemed to affect, (i) any claim of the Employee or the Employee’s Related Persons, or any obligation of the Buyer, for breach of the Merger Agreement or the Escrow Agreement, (ii) any claim of the Employee or the Employee’s Related Persons or any obligation of the Company or the Surviving Corporation for wages or salary or pursuant to any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any plan, program, policy, practice, contract, agreement or other arrangement providing for severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, that is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company, CMS or any of their ERISA Affiliates for the benefit of the Employee, (iii) any claim covered by insurance to the extent that the Employee or any Related Person is listed as a third party beneficiary of such insurance (but solely to the extent that the proceeds of such insurance are actually collected with respect thereto), or (iv) any claim for indemnification or assertion of exculpation covered by the Company’s articles of organization or by-laws. The Employee hereby waives any and all rights in connection with the Released Claims described above in this Section 10 under any laws or regulations that limit a party’s ability to waive and release unknown claims.

11. Miscellaneous.

11.1. Enforceability; Severability. The Employee agrees that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company being acquired and are considered by the Employee to be reasonable for such purpose. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Each of the parties hereto intends that the provisions contained in this Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where such provisions are intended to be effective.

11.2. Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer, to:

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

Attention: Peter Howard-General Manager, Imaging Subsystems Division

Facsimile: (978) 977-6881

with a copy (which shall not constitute notice) to:

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

Attention: General Counsel

Facsimile: (978) 977-6802

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz

Facsimile: (617) 526-5000

If to the Employee:

To the address for notice set forth on the signature page hereof.

Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

11.3. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

11.4. Waivers and Amendments; No Implied Waivers; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. No waiver by the Buyer of any term or condition of this Agreement with respect to the Employee, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of any other agreement with respect to any other equity holder or employee of the Company or any other person or entity.

11.5. Governing Law, Submission to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, exclusive of its choice of law rules. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, provided that, to the extent possible, any action or proceeding in the Massachusetts Superior Court system shall be held in the Business Litigation Sessions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.2, provided that nothing in this Section 11.5 shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

11.6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

11.7. Termination if Merger Not Consummated. In the event that the Merger is not consummated and the Merger Agreement is validly terminated for any reason in accordance with its terms, this Agreement shall be null and void.

11.8. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

11.9. Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees and costs incurred in connection with such action or proceeding.

11.10. Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Non-Competition Agreement to be duly executed on the date and year first above written.

ANALOGIC CORPORATION

By:

Name:

Title:

EMPLOYEE:

(sign here)

(print name)

Employee’s Address for Notice:

Competitive Business/Entity Category:
(check one or both)

☐ PWM Motion Control Amplifiers

☐ MRI Gradient Amplifiers

Signature Page to Non-Competition Agreement

Exhibit D

Proprietary Information and Invention Assignment Agreement

This Proprietary Information and Invention Assignment Agreement (this “Agreement”), dated as of                     , 2008, is entered into by and among Copley Controls Corporation, a Massachusetts corporation (the “Corporation”), and myself, an employee of the Corporation whose name is written on the signature page hereto.

WHEREAS, concurrently with the execution of this Agreement, the Corporation, Analogic Corporation, a Massachusetts corporation (“Analogic”), and the other parties named therein are entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of the Corporation by Analogic through the merger of a wholly owned subsidiary of Analogic with and into the Corporation (the “Acquisition”);

WHEREAS, I am the record or beneficial owner of common Stock of the Corporation and/or options to purchase common stock of the Corporation and, pursuant to the Merger Agreement, I will receive cash consideration in respect of such common stock and/or stock options on the basis set forth in the Merger Agreement;

WHEREAS, I am employed by the Corporation, am knowledgeable about the Corporation and its proprietary information and contribute to the development of the Corporation’s intellectual property;

WHEREAS, I acknowledge that it would be seriously detrimental to the Corporation and Analogic if I were to disclose proprietary information about the Corporation or if the Corporation did not own all of the intellectual property that I develop as an employee; and

WHEREAS, as an inducement to Analogic entering into the Merger Agreement, which I acknowledge that Analogic would otherwise not do if the parties did not concurrently enter into this Agreement, I desire to agree as further provided herein and am therefore delivering this Agreement.

NOW, THEREFORE, I hereby agree as follows:

1. I acknowledge and agree that:

(a) As part of my job with the Corporation I may make new contributions and inventions of value to the Corporation.

(b) My employment creates a relationship of confidence and trust between me and the Corporation with respect to any information of a confidential or secret nature:

(i) applicable to the business of the Corporation and its subsidiaries;

(ii) applicable to the business of any client of the Corporation, which may be made known to me by the Corporation or its subsidiaries or by any client of the Corporation or learned by me during the period of my employment; and

(iii) applicable to the business of a third party that the Corporation is obligated to maintain in confidence (all such information being hereinafter called “Proprietary Information”).

(c) By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, data, know-how, improvements, inventions, techniques and customer lists.

2. At all times, both during my employment and after its termination, I will keep in confidence and trust all such Proprietary Information and I will not use such Proprietary Information other than in the course of my work for the Corporation nor disclose any of such Proprietary Information or anything relating to it without written consent of the Corporation.

3. In the event of the termination of my employment by me or by the Corporation for any reason, I will deliver to the Corporation all documents and data of any nature pertaining to my work and I shall not take with me any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

4. I will promptly disclose to the Corporation, or any persons designated by it, all improvements, inventions, developments, formulas, processes, techniques, know-how and data, whether or not patentable, made or conceived or first reduced to practice or learned by me, either alone or jointly with others, during the period of my employment after the execution of this Agreement. I hereby represent that I have not been named as an inventor on any patent application that covers any product, service or other aspect of the Corporation’s business, and I agree that during the term of my employment with the Corporation I will not file a patent application that covers any product, service or other aspect of the Corporation’s business.

5. I agree that all said improvements, inventions, developments, formulas, processes, techniques, know-how and data which are related to or useful in the business of the Corporation or its subsidiaries or of any client of the Corporation, or result from tasks assigned to me by the Corporation (hereinafter collectively called “Inventions”), shall be the sole property of the Corporation and its assigns or of its client, and the Corporation and its assigns or its client shall be the sole owner of all patents and other rights in connection therewith; provided, however, that this sentence shall not apply to improvements, inventions, developments, formulas, processes, techniques, know-how and data which are related to or useful in the business of clients of the Corporation (and not to the business of the Corporation or its subsidiaries)) if the same are not related to, or useful in the performance of, contracts between the Corporation and its clients. I agree to assign and do hereby assign to the Corporation (or any person or entity designated by the Corporation) all of my right, title and interest in and to all Inventions and all related patents, patent applications, copyrights and copyright applications. I further agree as to all such Inventions to assist the Corporation in every proper way (but at the Corporation’s expense) to obtain and from time to time enforce patents on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Corporation may desire, together with any assignments thereof to the Corporation or persons designated by it and I will give testimony, both by deposition and in person in court or before any other tribunal, in any proceeding relating to the granting of a patent application, proceedings relating to the enforcement or validity of a patent, and proceedings relating to the protection of the rights of the Corporation or persons designated by it in Proprietary Information. My obligation to assist the Corporation in obtaining and enforcing patents for such Inventions in any and all countries and in otherwise protecting rights in Proprietary Information as herein provided shall continue beyond the termination of my employment, but following the termination of my employment, the Corporation shall compensate me at a reasonable rate after such termination for time actually spent by me at the Corporation’s request on such assistance and shall also reimburse me for all out-of-pocket expenses incurred by me in connection with the performance of such obligation.

6. I represent that my performance of all the terms of this Agreement and as an employee of the Corporation does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Corporation and I agree not to enter into any agreements either written or oral in conflict herewith.

7. This Agreement shall be deemed to be effective as of the date first written above.

8. For purposes hereof, “Corporation” shall include any successor to or acquirer of the Corporation, and shall explicitly include Analogic and its subsidiaries following the closing of the Acquisition.

9. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Corporation, its successors and assigns.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

COPLEY CONTROLS CORPORATION

By:

Name:

Title:

Signature of Employee

Printed Name

Social Security No.

Exhibit E

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of                     , 2008 between Analogic Corporation, a Massachusetts corporation (the “Buyer”), and the shareholder of Copley Controls Corporation, a Massachusetts corporation (the “Company”), listed on the signature page hereto (the “Principal Shareholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Principal Shareholder owns of record and beneficially the shares of capital stock of the Company set forth on the signature page hereto (such shares, or any other voting or equity securities of the Company hereafter acquired by any Principal Shareholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, the Buyer, the Company and the other parties named therein are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of the Buyer will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation of the Merger; and

WHEREAS, as a condition to the willingness of the Buyer to enter into the Merger Agreement, the Buyer has required that the Principal Shareholder agree, and, in order to induce the Buyer to enter into the Merger Agreement, the Principal Shareholder is willing, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1. Voting of Shares.

(a) The Principal Shareholder covenants and agrees until the termination of this Agreement in accordance with the terms hereof, at any meeting of the Shareholders of the Company, however called, and in any action by written consent of Shareholders (i) to vote all Shares that are beneficially owned by the Principal Shareholder in favor of the approval of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger and (ii) not to vote any Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase, asset purchase or otherwise) of all or a majority of the outstanding capital stock or assets of the Company or any liquidation or winding up of the Company (each of the foregoing is hereinafter referred to as an “Opposing Proposal”).

(b) The Principal Shareholder further agrees until the termination of this Agreement to use his, her or its reasonable best efforts to obtain the requisite approval of the Merger Agreement and the Merger by the Shareholders. The Principal Shareholder will not (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in

Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) initiate a Shareholders’ vote or action by consent of Shareholders with respect to an Opposing Proposal, or (iii) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Opposing Proposal.

(c) The Principal Shareholder hereby irrevocably grants to, and appoints, James H. DaCosta and John J. Millerick, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution by the Buyer), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Shareholders or at any meeting of Shareholders called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1; provided, however, that if the Principal Shareholder is present at any such meeting and expresses his, her or its desire to vote, and in fact agrees to and does vote, in accordance and consistent with this Section 1 at such meeting, the Buyer shall allow the Principal Shareholder to revoke such proxy for the limited purpose of voting in accordance and consistent with this Section 1 on the matters being addressed at such meeting. The Principal Shareholder understands and acknowledges that the Buyer is entering into the Merger Agreement in reliance upon the Principal Shareholder’s execution and delivery of this Agreement. The Principal Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Principal Shareholder under this Agreement. Except as otherwise provided for herein, the Principal Shareholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof, and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 7.22(d) of the Massachusetts Business Corporation Act. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

Section 2. Transfer of Shares.

(a) The Principal Shareholder covenants and agrees that the Principal Shareholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares or (iv) otherwise commit any act, except as permitted by this Agreement or required by order of a court of competent jurisdiction, that could restrict or otherwise affect his, her or its legal power, authority and right to vote all of the Shares then owned of record or beneficially by him, her or it.

(b) The Principal Shareholder agrees to submit to the Company contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares so that the Company may place thereon a conspicuous legend referring to the transfer restrictions set forth in this Agreement.

Section 3. Representations and Warranties. The Principal Shareholder represents and warrants to the Buyer that he, she or it legally and beneficially owns all of the Shares set forth on the signature page hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Principal Shareholder owns no shares of Common Stock other than the Shares set forth on the signature page hereto. The Principal Shareholder has sole voting power, without restrictions, with respect to all of the Shares.

Section 4. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time and (ii) any termination of the Merger Agreement in accordance with the terms thereof, provided that no such termination shall relieve any party of liability for a breach hereof prior to termination.

Section 5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without posting any bond or other undertaking.

Section 6. Fiduciary Duties. The Principal Shareholder is signing this Agreement solely in his, her or its capacity as the owner of the Shares, and nothing herein shall prohibit, prevent or preclude the Principal Shareholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

Section 7. Consent and Waiver. The Principal Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Principal Shareholder is a party or pursuant to any rights the Principal Shareholder may have in his, her or its capacity as a Shareholder.

Section 8. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of law thereof.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

(e) Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

if to the Principal Shareholder:

to the address set forth on the signature page to this Agreement if to the Buyer:

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

Attention: Peter Howard-General Manager, Imaging Subsystems Division

Facsimile: (978) 977-6881

with copies (which shall not constitute notice) to:

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

Attention: General Counsel

Facsimile: (978) 977-6802

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz

Facsimile: (617) 526-5000

Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

(f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of the Company or the Principal Shareholder, provided that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i) Submission to Jurisdiction. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, provided that, to the extent possible, any action or proceeding in the Massachusetts Superior Court system shall be held in the Business Litigation Sessions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8(e), provided that nothing in this Section 8(i) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

BARRY H. FRIEDMAN REVOCABLE TRUST DATED JUNE 12, 2002

By:
Name:
Title:

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

Barbara R. Burwen

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

Diane S. Burwen

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

Richard S. Burwen

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

Russell W. Burwen

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

JERRY KLIMA AND MARGARET SUSAN LORBER AS THE TRUSTEES OF SUMMER STREET 1993 TRUST – FUND A

By:
Name:
Title:

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

JERRY KLIMA AND MARGARET SUSAN LORBER AS THE TRUSTEES OF SUMMER STREET 1993 TRUST – FUND B

By:
Name:
Title:

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

Ronald Parker, Jr.

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

Priscilla J. Parker

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

ANALOGIC CORPORATION

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

Peter Zicko

Address:

Certificate Number(s):
Total Number of Shares:

Signature Page to Voting Agreement

Exhibit F

OPTION CANCELLATION AGREEMENT

This Option Cancellation Agreement (this “Agreement”) is entered into as of this      day of                     , 2008, between Copley Controls Corporation, a Massachusetts corporation (the “Company”), and the undersigned holder (the “Holder”) of options (the “Options”) to acquire shares of common stock, no par value, of the Company (“Company Common Stock”).

1. The Holder is the holder of the Options set forth on the signature page hereto. For each such Option, the Holder has listed the date of grant, the number of shares of Company Common Stock underlying the Option and the exercise price per share. Each such Option remains unexercised and outstanding as of the date hereof and is fully exercisable. The Options listed on the signature page hereto constitute the only Options or other rights to acquire shares of Company Common Stock held by the Holder. The Holder has surrendered the originally executed copy of each such Option to the Company prior to or concurrently with the entering into of this Agreement or, if the Holder has not so surrendered the originally executed copy of each such Option, the Holder further agrees to the terms on Appendix A attached hereto.

2. The Holder hereby acknowledges receipt of that certain Merger Agreement (the “Merger Agreement”), dated as of                     , 2008, by and among Analogic Corporation, a Massachusetts corporation (the “Buyer”), Canton Merger Corporation, a Massachusetts corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), the Company, the Principal Shareholders (as defined therein), the Additional Shareholders (as defined therein) and the Securityholders’ Representative (as defined therein). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Merger Agreement.

3. The Holder hereby acknowledges and agrees that, notwithstanding anything to the contrary contained in the agreement or instrument evidencing any such Option (the “Option Agreement”) or any plan pursuant to which any such Option was granted: (i) at the Effective Time, all of the Options held by the Holder will be cancelled and will no longer be exercisable for Company Common Stock or any other securities of the Company; (ii) at the Effective Time, the Option Agreement and any other agreements or instruments evidencing such Options, whether or not returned to the Company for cancellation, shall be of no further force or effect; (iii) the consideration delivered in consideration of the delivery of this Agreement in accordance with the Merger Agreement (which amount shall deduct the aggregate exercise price for the Options) shall be paid in full satisfaction of all of the Holder’s rights pertaining to the Options, other than, if applicable, the rights of the Holder to receive distributions from the Escrow Funds, Working Capital Escrow Funds and Securityholders’ Representative Escrow Funds as provided in the Merger Agreement and the Escrow Agreement; and (iv) the Holder will not exercise or attempt to exercise any of the Holder’s Options prior to the Effective Time, except if the Merger Agreement is terminated without the Merger being consummated or such Option otherwise would terminate in accordance with its terms before the Effective Time. The Buyer and the Surviving Corporation shall have the right to withhold from the consideration otherwise payable pursuant to the Merger Agreement and the Escrow Agreement to the Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other provision of federal, state, local or foreign law, rule or regulation. To the extent the amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

4. The Holder hereby acknowledges and agrees that a portion of the Merger Consideration otherwise payable to the Holder at the Effective Time will be held in the Escrow Funds, the Working Capital Escrow Funds and the Securityholders’ Representative Escrow Funds and may be released or retained pursuant to the Merger Agreement and the Escrow Agreement.

5. The Holder hereby acknowledges and agrees that he or she is bound as a Securityholder by the indemnification provisions as set forth in Section 6 of the Merger Agreement.

6. The Holder hereby acknowledges and agrees that Matthew Lorber shall act as the Securityholders’ Representative for and on behalf of the Holder and shall be authorized to perform for and on behalf of the Holder the duties of the Securityholders’ Representative as set forth in Section 9.10 of the Merger Agreement.

7. Effective as of and conditioned upon the Closing, the Holder, on behalf of himself or herself and each of his or her heirs, beneficiaries and assigns (“Related Persons”), hereby irrevocably, unconditionally and forever releases and discharges the Company and the Surviving Corporation and each of their respective past, present and future affiliates, subsidiaries, stockholders, successors and assigns, and their respective officers, directors, employees, consultants, advisors and representatives, from any and all commitments, indebtedness, suits, demands, obligations, actions, proceedings, contracts, agreements (express or implied), promises, agreements, damages, costs, expenses, fees and liabilities, whether asserted, unasserted, absolute, contingent, known or unknown, or otherwise, of every kind and nature, including, without limitation, all claims and causes of action both in law and in equity, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise arising, or based on an event or circumstance occurring, on or before the Closing (all of the foregoing, collectively, “Released Claims”). Notwithstanding anything to the contrary herein, the Holder does not release, and nothing in this Section 7 shall be deemed to affect, (i) any claim of the Holder or the Holder’s Related Persons, or any obligation of the Buyer, for breach of the Merger Agreement or the Escrow Agreement, (ii) any claim of the Holder or the Holder’s Related Persons or any obligation of the Company or the Surviving Corporation for wages or salary or pursuant to any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any plan, program, policy, practice, contract, agreement or other arrangement providing for severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, that is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company, CMS or any of their ERISA Affiliates for the benefit of the Holder, (iii) any claim covered by insurance to the extent that the Holder or any Related Person is listed as a third party beneficiary of such insurance (but solely to the extent that the proceeds of such insurance are actually collected with respect thereto), or (iv) any claim for indemnification or assertion of exculpation covered by the Company’s articles of organization or by-laws. The Holder hereby waives any and all rights in connection with the Released Claims described above in this Section 7 under any laws or regulations that limit a party’s ability to waive and release unknown claims.

8. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9. This Agreement may be executed in one or more counterparts and may not be changed except in a writing signed by the person against whose interest such change shall operate.

10. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of law thereof.

11. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Holder:

To the address set forth on the signature page of this Agreement.

To the Company before the Closing, to the Securityholders’ Representative after the Closing or to the Buyer and/or Merger Sub and/or, after the Closing, the Surviving Corporation:

as set forth in Section 9.2 of the Merger Agreement.

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

12. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, provided that, to the extent possible, any action or proceeding in the Massachusetts Superior Court system shall be held in the Business Litigation Sessions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11, provided that nothing in this Section 12 shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of this      day of                     , 2008.

(signature)

(print name)

Address:

Date of Grant	Number of Shares of Company Common Stock Underlying	Exercise Price Per Share

Acknowledged this      day of                     , 2008.

Copley Controls Corporation

By:
Name:
Title:

Signature Page to Option Cancellation Agreement

Appendix A to Option Cancellation Agreement

(applicable only as provided for in Section 1)

a. The Holder (i) has not sold, assigned, pledged, transferred, encumbered, endorsed in blank to anyone, delivered to anyone, hypothecated or otherwise disposed of the Options or any interest represented thereby, or signed any power of attorney or other authorization with respect to the Options and (ii) does not know of any person, firm, corporation, agency or government who has, or has asserted, any right, title, claim, equity or interest in, to or respecting the Option or any of the shares of Company Common Stock represented thereby.

b. The Holder agrees to indemnify and hold harmless the Company, the Buyer and the Surviving Corporation and their respective stockholders, officers, directors, employees, agents and any person, firm or corporation now or hereafter acting as its transfer agent, registrar or trustee, or in any other capacity, and also any successor of any such persons or entities serving in any such capacities from and against any and all claims by any other person or persons on account of the Options and against any and all liability, loss, damage, costs and expenses (including attorney’s fees) in connection with or arising by reason of the Options.

c. If the Holder should find or recover the Options, the Holder shall immediately surrender the Options to the Company for cancellation without requiring any consideration therefor.

Exhibit G

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of                     , 2008 by and among Analogic Corporation, a Massachusetts corporation (the “Buyer”), Boston Trust & Investment Management Company (the “Escrow Agent”) and Matthew Lorber, in his capacity as securityholders’ representative (the “Securityholders’ Representative”).

WHEREAS, the Buyer and Copley Controls Corporation, a Massachusetts corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of                     , 2008 (the “Merger Agreement”), by and among the Buyer, Canton Merger Corporation, a Massachusetts corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), the Company, the Principal Shareholders of the Company named therein, the Additional Shareholders of the Company named therein and the Securityholders’ Representative, pursuant to which Merger Sub will be merged (the “Merger”) with and into the Company, which, as the surviving corporation, will become a wholly owned subsidiary of the Buyer;

WHEREAS, the Merger Agreement provides that escrow funds will be established (i) to secure the indemnification obligations of the Shareholders (as defined in the Merger Agreement) (other than any subsidiary of the Company and holders of Dissenting Rights (as defined in the Merger Agreement)) and Optionholders (as defined in the Merger Agreement) of the Company (together, the “Securityholders”) under Sections 6 and 7.2 of the Merger Agreement, (ii) to provide for any payment to the Buyer pursuant to Sections 1.6(c) and 1.8(d) of the Merger Agreement, and (iii) to provide for the expenses of the Securityholders’ Representative hereunder and under the Merger Agreement; and

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow funds will be established and maintained.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Escrow.

(a) Escrow Funds. Simultaneously with the execution of this Agreement, the Buyer or Merger Sub shall, in accordance with Section 1.8(c) of the Merger Agreement, deposit with the Escrow Agent, by wire transfer of immediately available funds, the following amounts: (i) $8,750,000 (the “Indemnification Escrow Funds”) to secure the indemnification obligations of the Securityholders under Sections 6 and 7.2 of the Merger Agreement, (ii) $1,000,000 (the “Working Capital Escrow Funds”) to provide for any payment to the Buyer pursuant to Sections 1.6(c) and 1.8(d) of the Merger Agreement, and (iii) $1,000,000 (the “Securityholders’ Representative Escrow Funds”) to provide for the expenses of the Securityholders’ Representative hereunder and under the Merger Agreement. The Escrow Agent hereby acknowledges receipt of the Indemnification Escrow Funds, the Working Capital Escrow Funds and the Securityholders’ Representative Escrow Funds (collectively, and together with any interest earned thereon, the “Escrow Funds”). The Escrow Funds shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Funds shall be invested in accordance with Section

3. The Escrow Agent agrees to hold the Escrow Funds in an escrow account subject to the terms and conditions of this Agreement.

(b) Transferability. The respective interests of the Securityholders in the Escrow Funds shall not be assignable or transferable, other than by operation of law or for estate planning purposes, by gift or by such other means for which the transferor does not receive consideration for such assignment or transfer, provided that, in each case, the transferee agrees in writing to be bound by the terms of this Agreement. Notice of any such assignment or transfer shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

2. Disbursement of Escrow Funds.

(a) Disbursement by Escrow Agent. The Escrow Agent shall disburse the Escrow Funds only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Securityholders’ Representative with respect to the Indemnification Escrow Funds and the Working Capital Escrow Funds, or executed by just the Securityholders’ Representative with respect to the Securityholders’ Representative Escrow Funds, and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Funds, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Securityholders’ Representative, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Funds, or (iii) the provisions of Sections 2(b), (c) or (d) hereof.

(b) Final Disbursement of Working Capital Escrow Funds. The Escrow Agent shall distribute the Working Capital Escrow Funds, plus any interest accrued thereon, within five (5) business days after receipt of a notice or order in accordance with the terms of clauses (i) or (ii) of Section 2(a) hereof.

(c) Final Disbursement of Indemnification Escrow Funds. Within five (5) business days after the 15-month anniversary of the date of this Agreement (the “Indemnification Escrow Funds Release Date”), the Escrow Agent shall distribute to the Securityholders the remaining amount of the Indemnification Escrow Funds, plus any interest accrued thereon. Notwithstanding the foregoing, if the Buyer has, prior to the Indemnification Escrow Funds Release Date, delivered to the Escrow Agent a copy of one or more Notices of Claim (as defined in the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby and made disbursements with respect thereto from the Indemnification Escrow Funds in accordance with the terms of clauses (i) or (ii) of Section 2(a) hereof, the Escrow Agent shall retain in escrow after the Indemnification Escrow Funds Release Date an amount equal to the estimated amount of Losses, as determined by the Buyer in good faith, set forth in such Notices of Claim. Any such funds retained in escrow after the Indemnification Escrow Funds Release Date pursuant to the previous sentence shall be disbursed only in accordance with the terms of clauses (i) or (ii) of Section 2(a) hereof.

(d) Final Disbursement of Securityholders’ Representative Escrow Funds. The Escrow Agent shall distribute the Securityholders’ Representative Escrow Funds, plus any interest accrued thereon, within five (5) business days after receipt of a notice or order in accordance with the terms of clauses (i) or (ii) of Section 2(a) hereof.

(e) Method of Disbursement. Any distribution of all or a portion of the Escrow Funds to the Securityholders shall be made in accordance with the percentages set forth opposite such Securityholders’ respective names on Attachment A hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Funds otherwise payable to any Shareholder who has not, according to a written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its stock certificates formerly representing shares of stock of the Company. Any such withheld amounts shall be delivered to the Buyer promptly after the date on which such amount shall have become payable to the Shareholders, and shall be delivered by the Buyer to the Shareholders to whom such amounts would have otherwise been distributed upon surrender of such certificates. Distributions to the Shareholders shall be made by mailing checks to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder), or, if requested by any Shareholder, by wire transfer of immediately available funds pursuant to wire instructions provided in writing to the Buyer or the Securityholders’ Representative by any such Shareholder, which the Buyer or the Securityholders’ Representative, as applicable, shall then provide in writing to the other and the Escrow Agent. Distributions to be made to the Optionholders shall be sent by the Escrow Agent to the Buyer by a single wire transfer of immediately available funds pursuant to wire instructions provided in writing by the Buyer. Promptly after receipt of a distribution from the Escrow Agent intended for the Optionholders, the Buyer shall distribute such Escrow Funds to the Optionholders in accordance with the percentages set forth opposite such Optionholders’ respective names on Attachment A through the Buyer’s normal payroll procedures, minus any federal, state, local or foreign income or employment taxes that the Buyer reasonably determines are required to be withheld (collectively, the “Withholding Taxes”); provided, however, that the Buyer shall withhold the portion of the Escrow Funds otherwise payable to Optionholders who have not, prior to such distribution, delivered an Option Cancellation Agreement (as defined in the Merger Agreement). Any such withheld amounts shall be delivered by the Buyer to the Optionholders to whom such amounts would have otherwise been distributed upon delivery of an Option Cancellation Agreement.

3. Investment of Escrow Funds.

(a) Permitted Investments. Any monies held in the Escrow Funds shall be invested by the Escrow Agent, to the extent permitted by law and as directed by the Securityholders’ Representative in writing, in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations (including certificates of deposit and bankers’ acceptances) of domestic commercial banks which at the date of their last public reporting had total assets in excess of $500,000,000, (iii) commercial paper rated at least A 1 or P 1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa, and (iv) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clauses (i), (ii) and (iii). Absent receipt of specific written investment instructions from the Securityholders’ Representative, the Escrow Agent shall invest the Escrow Funds in B shares of the SEI Government II Money Market Fund (the “SEI Fund”). The Buyer and the Securityholders’ Representative acknowledge that the Escrow Agent receives an annual shareholder servicing fee of 0.30% from the SEI Fund for providing administrative and accounting services to the Escrow Agent’s clients that own shares in the SEI Fund. The Escrow Agent shall have no liability for any investment losses incurred on any investment or reinvestment made in accordance with the terms of this Agreement, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

(b) Tax Reporting. All interest and other income earned from the investment of the Escrow Funds shall be allocated and reported to the Buyer for tax purposes. The Buyer agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Funds is credited to such Escrow Funds. The Buyer understands that, in the event its tax identification number is not certified to the Escrow Agent, the Internal Revenue Code of 1986, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Funds. The Securityholders’ Representative shall provide, or shall cause each of the Shareholders to provide his, her or its certified tax identification number or social security number, as applicable, to the Escrow Agent on IRS Form W-9 (or on the appropriate Form W-8, in the case of non-U.S. persons), properly completed and signed, prior to any distribution of the Escrow Funds to the Shareholders. Each disbursement to the Shareholders pursuant to this Agreement shall be deemed to include “imputed interest” to the extent required pursuant to Treasury regulations §§1.483-4 and 1.1275-4(c)(4) and shall be reported as such by the Buyer. In addition, each disbursement of Escrow Funds to the Optionholders (to the extent attributable to Options) pursuant to Section 2(e) shall be treated for United States federal, state and local income tax purposes, and for applicable foreign tax purposes, as compensation for services. The Buyer shall remit all Withholding Taxes to the Internal Revenue Service and other applicable taxing authorities.

4. Fees and Expenses. The Buyer, on the one hand, and the Securityholders’ Representative (subject to Section 7 below), on the other hand, shall each (a) pay one-half of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which are set forth on Attachment B hereto, and (b) reimburse the Escrow Agent for one-half of its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Agreement.

5. Limitation of Escrow Agent’s Liability.

(a) Limitation on Liability. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

(b) Indemnification. The Buyer and the Securityholders’ Representative agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Buyer, on the one hand, and the Securityholders’ Representative, on the other hand, shall each be liable for one-half of such amounts.

6. Securityholders’ Representative.

(a) Successor Securityholders’ Representative. Matthew Lorber shall be the initial Securityholders’ Representative and shall serve as the Securityholders’ Representative until his successor assumes such role as provided for in Section 9.10(g) of the Merger Agreement. Each successor Securityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used herein shall be deemed to include the successor Securityholders’ Representative.

(b) Power and Authority. The Securityholders’ Representative shall have full power and authority to represent the Securityholders and their successors with respect to all matters arising under this Agreement and all actions taken by the Securityholders’ Representative hereunder shall be binding upon the Securityholders and their successors as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Securityholders’ Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Securityholders and their successors.

(c) Reliance by Escrow Agent. The Escrow Agent may rely on the Securityholders’ Representative as the exclusive agent of the Securityholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

7. Amounts Payable by the Securityholders’ Representative. The amounts payable by the Securityholders’ Representative under this Agreement (i.e., the fees of the Escrow Agent payable pursuant to Section 4 and the indemnification obligations pursuant to Section 5(b)) shall be payable solely as follows and shall be for the account of the Securityholders. The Escrow Agent shall notify the Securityholders’ Representative of any such amount payable by the Securityholders’ Representative as soon as it becomes aware that any such amount is payable, with a copy of such notice to the Buyer. On the sixth (6th) business day after the delivery of such notice, the Escrow Agent shall disburse such amount, first from the Securityholders’ Representative Escrow Funds (up to the amount then available in the Securityholders’ Representative Escrow Funds), and second from the Indemnification Escrow Funds (up to the amount then available in the Indemnification Escrow Funds), to the party to whom such amount is owed in satisfaction of such payment or indemnification obligation of the Securityholders’

Representative, provided that if the Buyer or the Securityholders’ Representative delivers to the Escrow Agent (with a copy to the other), within five (5) business days after delivery of such notice by the Escrow Agent, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not disburse the disputed portion of such claimed amount, except in accordance with the terms of clauses (i) or (ii) of Section 2(a) hereof.

8. Termination. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement, provided that the provisions of Sections 5 and 6 shall survive such termination.

9. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than sixty (60) days prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Securityholders’ Representative so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Securityholders’ Representative, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Funds then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Funds to such designated successor. If no successor Escrow Agent is named as provided in this Section 9 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

10. General.

(a) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

(b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

(c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

(d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer:

Analogic Corporation 8 Centennial Drive Peabody, Massachusetts 01960 Attention: Peter Howard-General Manager, Imaging Subsystems Division Facsimile: (978) 977-6881

with a copy (which shall not constitute notice) to:

Analogic Corporation 8 Centennial Drive Peabody, Massachusetts 01960 Attention: General Counsel Facsimile: (978) 977-6802

and

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attention: Hal J. Leibowitz Facsimile: (617) 526-5000

If to the Securityholders’ Representative:

Matthew Lorber 429 Summer Street Westwood, Massachusetts 02090

with copies (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP 111 Huntington Avenue Boston, Massachusetts 02199
Attention:	David Pokross
John W. Pickett
Facsimile: (617) 227-4420

If to the Escrow Agent:

Boston Trust & Investment Management Company One Beacon Street

33rd Floor Boston, Massachusetts 02108 Attention: David A. Drollett Facsimile: (617) 227-3664

Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

(g) Amendments and Waivers. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Securityholders’ Representative. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Submission to Jurisdiction. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, provided that, to the extent possible, any action or proceeding in the Massachusetts Superior Court system shall be held in the Business Litigation Sessions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10(e), provided that nothing in this Section 10(h) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ANALOGIC CORPORATION

By:
Name:
Title:

BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY

By:
Name:
Title:

SECURITYHOLDERS’ REPRESENTATIVE

Matthew Lorber

Signature Page to Escrow Agreement

Attachment A

Securityholder	Percentage
Shareholders:

Optionholders:

100.00%

Attachment B

Escrow Agent Fees

A.	Acceptance Fee: None

B.	Annual Administrative Fee: $2,500.00

C.	Fee for SEI Money Market Investments:

Absent other direction, the Escrow Funds will be invested in B shares of the SEI Fund. The Escrow Agent receives an annual shareholder servicing fee of 0.30% from the SEI Fund for providing administrative and accounting services to the Escrow Agent’s clients that own shares in the SEI Fund.

D.	Fee for Other Investments:

If the Escrow Funds are invested in securities other than the SEI Fund, the Escrow Agent shall be entitled to receive a servicing fee (based upon market value) out of the Escrow Funds as follows

1. Money market investments (other than the SEI Fund):	0.30%
2. Securities held at DTC:	0.30%
3. Non-DTC securities:	0.50%

E.	Activity Fees:

1. For statements in excess of 12 per year	$10 per statement
2. For transfers of securities	$75 per transfer
3. For payments in excess of 12 per year	$10 per payment

Exhibit H

                    , 2008

Analogic Corporation

8 Centennial Drive

Peabody, MA 01960

Ladies and Gentlemen:

We have acted as counsel to Copley Controls Corporation, a Massachusetts corporation (the “Company”), in connection with the Agreement and Plan of Merger dated as of March 5, 2008 (the “Merger Agreement”) by and among Analogic Corporation, a Massachusetts corporation (the “Buyer”), Canton Merger Corporation, a Massachusetts corporation and a wholly owned subsidiary of the Buyer, the Company, the shareholders of the Company named therein, and the Securityholders’ Representative. We are furnishing this opinion to you pursuant to Section 5.2(k) of the Merger Agreement. Capitalized terms not otherwise defined in this opinion have the respective meanings set forth in the Merger Agreement.

We have examined the Merger Agreement and the Option Cancellation Agreements and such other documents and have made such other investigation as we have deemed appropriate to render the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to our opinions, on representations made in the Merger Agreement and certificates and other inquiries of officers of the Company.

References to “our knowledge” or equivalent words mean the actual knowledge of the lawyers in this firm responsible for preparing this opinion after such inquiry as they reasonably deemed appropriate.

The opinions expressed below are limited to the law of the Commonwealth of Massachusetts, and the federal law of the United States. The opinions herein are also subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

Based upon and subject to the foregoing we are of the opinion that:

1. The Company is validly existing as a corporation and in good standing under Massachusetts law. CMS is validly existing as a limited liability company and in good standing under Delaware law. The Company has the corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the Merger.

2. The Company and CMS have the corporate power and authority to conduct the respective businesses in which, to our knowledge, they are currently engaged.

Analogic Corporation

                    , 2008

3. Based solely on our examination of the Company’s charter, stock records and minute books, the authorized capital stock of the Company consists of one million two hundred fifty thousand (1,250,000) shares of common stock, no par value, of which one hundred seventy-seven thousand seventy-five (176,675) shares are issued and outstanding. All of such issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and are held of record by the Shareholders as set forth in Section 2.4(a) of the Company Disclosure Schedule. All of such shares are free of all preemptive rights imposed under the Massachusetts Business Corporation Act or the Articles of Organization or By-laws of the Company, each as amended and/or restated to date.

4. Based solely on our examination of the Company’s charter, by-laws, stock records, options records and minute books, except as set forth in the Company Disclosure Schedule, to our knowledge, there are no (i) outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company, (ii) outstanding options, warrants, call rights or other agreements for the purchase from the Company, or any agreements of the Company providing for the issuance of, any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, or (iii) obligations (contingent or otherwise) of the Company to repurchase, exchange or otherwise acquire or retire any shares of its capital stock.

5. Assuming the due execution and delivery by, and enforceability against, each Optionholder of the Option Cancellation Agreement, at the Effective Time, the Options identified in Section 2.4(b) of the Company Disclosure Schedule shall be cancelled and no longer represent the right to acquire any shares of capital stock of the Company or the Surviving Corporation.

6. The execution and delivery by the Company of the Merger Agreement and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, including all necessary director and shareholder action. The Merger Agreement has been duly and validly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms.

7. Except as set forth in the Company Disclosure Schedule, the execution and delivery by the Company of the Merger Agreement does not and the performance by it of its obligations thereunder and the consummation of the Merger by the Company will not (i) violate Massachusetts or federal law, rules or regulations, (ii) violate any court order, judgment or decree applicable to it and known to us, (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of a Security Interest, or result in the acceleration of or create in any party a right of acceleration or other advance payment, or create a put right or a right of termination, modification or cancellation exercisable by any party under, or require any notice, consent or waiver (which has not been obtained or made) under, any agreement or instrument listed in Exhibit A attached hereto, or (iv) violate its charter or by-laws.

Analogic Corporation

                    , 2008

8. Except for the filing of the Articles of Merger with, and its approval for filing by the Secretary of the Commonwealth of Massachusetts in accordance with the MBCA, no notice to, consent, approval, permit, license or exemption by, order or authorization of, or filing, recording or registration with, any Governmental Entity is required to be obtained or made by the Company or CMS in connection with the Company’s execution and delivery of the Merger Agreement, the performance by the Company of its obligations thereunder or the consummation by the Company of the Merger, other than those that have been obtained or made.

9. Upon the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts in accordance with the Merger Agreement, the Merger will be effective as provided in Section 1.23 of the MBCA.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

This opinion is being furnished only to you in connection with the transactions described above and may not be relied on without our prior written consent for any other purpose or by anyone else.

Very truly yours